UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ARTIO GLOBAL INVESTORS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 Madison Avenue
New York, New York 10017

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders (the “Annual Meeting”) of Artio Global Investors Inc. (the “Company” or “Investors”). Our Annual Meeting will be held on Friday, May 11, 2012, at 9:00 a.m. (Eastern Time). This year’s Annual Meeting will once again be a “virtual meeting” of stockholders; that is, you may participate solely “by means of remote communication”. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ART2012. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.

We are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of the materials, lower the costs of our Annual Meeting and conserve natural resources. On March 22, 2012, we will commence the mailing to our stockholders of a notice containing instructions on how to access our Proxy Statement and Annual Report and vote online. The notice also includes instructions on how to receive a paper copy of our proxy materials, including the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card. If you elected to receive your proxy materials by mail, the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card from our Board of Directors will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and Internet links to the Proxy Statement and Annual Report.

The agenda for this year’s Annual Meeting includes the following items:

•	Election of a director;
•	Advisory vote on approval of named executive officer compensation;
•	Ratification of KPMG LLP as our independent registered public accountants; and
•	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please read our Proxy Statement for detailed information on each of the proposals. Also, our Annual Report to Stockholders contains information about Investors’ financial performance, including our Annual Report on Form 10-K.

Your vote is important to us and our business and we strongly urge you to cast your vote.

Sincerely,

Richard Pell Chairman, Chief Executive Officer and Chief Investment Officer

New York, New York
March 19, 2012

i

330 Madison Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2012

Time and Date:	9:00 a.m. (Eastern Time) on Friday, May 11, 2012
Place:	Attend the 2012 annual meeting of stockholders (the “Annual Meeting”) for Artio Global Investors Inc. (the “Company”), vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ART2012. Use your 12-Digit Control Number, found on your voting instruction form to access the Annual Meeting.
Items of Business:	1. Elect one director to hold office until the annual meeting of stockholders of the Company in the year 2015 and until his successor is duly elected and qualified.
2. Approve the named executive officer compensation of the Company.
3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.
4. Consider other business properly brought before the Annual Meeting.
Record Date:	Stockholders of record at the close of business on March 12, 2012 are entitled to notice of, and to vote at, the Annual Meeting.
Proxy Voting:	Your vote is important even if you do not own many shares. We urge you to mark, date, sign and return the enclosed voting instruction card or, if you prefer, to vote by telephone or by using the Internet. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.
Each stockholder is entitled to one vote per share of our Class A common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 330 Madison Avenue, New York, New York 10017, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ART2012 when you enter your 12-Digit Control Number.

By Order of the Board of Directors,

Rachel Braverman Corporate Secretary

New York, New York
March 19, 2012

Artio Global Investors Inc.
330 Madison Avenue
New York, New York 10017

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2012

This Proxy Statement is furnished to the stockholders of Artio Global Investors Inc. (the “Company” or “Investors”) and subsidiaries (collectively, “we,” “us” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of stockholders of the Company to be held on Friday, May 11, 2012, at 9:00 a.m. (Eastern Time) (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Investors’ subsidiaries include Artio Global Management LLC (“Investment Adviser”), a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and Artio Global Holdings LLC (“Holdings”), an intermediate holding company. Holdings is approximately 98% owned by Investors, 1% owned by Richard Pell, our Chairman, Chief Executive Officer and Chief Investment Officer (“Pell”), and 1% owned by Rudolph-Riad Younes, our Head of International and Global Equities (“Younes,” together with Pell, the “Principals”).

INTERNET AVAILABILITY OF PROXY MATERIALS

We are relying primarily on the Internet to make available to our stockholders this Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2011, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with audited financial statements (the “Annual Report”). Prior to the Annual Meeting, stockholders will be able to vote and access these documents at www.proxyvote.com. At the Annual Meeting, stockholders will be able to attend, vote, access these documents and submit questions by visiting www.virtualshareholdermeeting.com/ART2012.

On March 22, 2012, we will commence the mailing of a Notice of Internet Availability to our stockholders containing instructions on how to access our proxy materials or request a hard copy of our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability will also provide instructions on how to vote your proxy card, and contains instructions that enable you to vote through the Internet or by telephone. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request one. Other stockholders, in accordance with their prior requests, will receive an e-mail notification with instructions about how to access our proxy materials and vote via the Internet, or will be mailed paper copies of our proxy materials and proxy card or vote instruction form.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2012

The Proxy Statement and Annual Report are available at www.proxyvote.com

ATTENDING THE ANNUAL MEETING

The Company will host the Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.ir.artioglobal.com.
•	Webcast will start at 9:00 a.m. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time and we encourage you to login during that period.
•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet.
•	Please have available your 12-Digit Control Number, found on your proxy card, to enter the Annual Meeting.
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ART2012.
•	Webcast replay of the Annual Meeting will be available until December 31, 2012 at www.ir.artioglobal.com.

ABOUT THE ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on March 12, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 58,276,952 shares of the Company’s Class A common stock (the “Class A common stock”) and 1,200,000 shares of the Company’s Class B common stock (the “Class B common stock”, and together with the Class A common stock, the “Common Stock”) outstanding and entitled to vote. The holders of a majority of the aggregate of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum.

Shares of Class A common stock were issued to the public in our September 2009 initial public offering (“IPO”) and in our June 2010 synthetic secondary offering. On September 29, 2011, pursuant to our Certificate of Incorporation, the outstanding shares of Class C common stock held by GAM Holding AG, our former sole stockholder (formerly known as Julius Baer Holding Ltd., “GAM”) automatically converted into shares of Class A common stock on a one-for-one basis. The holders of Class A common stock are entitled to one vote per share and a ratable portion of any dividends we may pay. Shares of Class A common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ART”.

Shares of Class B common stock were issued to Messrs. Pell and Younes as part of a reorganization completed in connection with our IPO. Shares of Class B common stock have no economic rights (and therefore no rights to any dividends we may pay) but entitle the holders to one vote per share. Class B common stock is intended solely to provide the Principals with voting interests in Investors commensurate with their economic interests in Holdings. Shares of Class B common stock are not currently, and are not expected to be, registered for public sale or listed on the NYSE or any other securities exchange.

Vote Required and the Effect of Abstentions, Withheld Votes and Broker Non-Votes

The person whom the Company appoints to act as the independent inspector of election will treat all Common Stock represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Annual Meeting. Cumulative voting is not permitted. Votes cast at the Annual Meeting will be counted by representatives of Broadridge Financial Solutions Inc., which is acting as the independent inspector of election.

Abstentions and “broker non-votes” will be counted as present in determining the existence of a quorum. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular proposal.

In the election of directors, the director nominee must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in order to be elected. With respect to the election of directors, votes may be cast FOR the nominee or WITHHELD from the nominee. Abstentions and broker non-votes will have no effect.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve our compensation of the named executive officers of the Company in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to the vote on executive compensation, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. Abstentions will have the effect of a negative vote. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent registered public accountants. With respect to the ratification of the appointment of KPMG LLP, votes may be cast FOR the proposal or AGAINST the proposal, or a stockholder may abstain from voting on the proposal. Abstentions will have the effect of a negative vote.

Under the rules of the NYSE, brokers that do not receive voting instructions from their customers who are the beneficial holders of the Company’s Common Stock are entitled to vote on the ratification of the appointment of KPMG LLP. Brokers are prohibited from voting on the election of directors and the advisory vote on executive compensation matters if such beneficial stockholders do not provide voting instructions.

If you return a signed proxy card, but do not indicate specific instructions, your shares will be voted FOR proposals (1), (2) and (3).

How You Can Vote

You can ensure that your shares are voted at the Annual Meeting by submitting your vote instructions by telephone or by the Internet, or by completing, signing and dating a proxy card. Submitting your instructions or proxy by any of these methods will not affect your ability to attend and vote during the Annual Meeting at www.virtualshareholdermeeting.com/ART2012.

If you are not the holder of record of your shares (i.e., they are held in the name of a broker, bank or other nominee), you will receive a voting card from your broker, bank or other nominee (or an agent acting on behalf of such institution) that you must return to your broker, bank or other nominee or its agent in order for your shares to be voted. Your shares will then be voted by proxy by your broker, bank or other nominee. If you are not a holder of record of your shares, you will be entitled to vote electronically through the Internet or by telephone by following the instructions on the voting card that you receive from your broker, bank or other nominee (or an agent acting on behalf of such institution).

If your shares of Common Stock are held by a broker, bank or other nominee and you wish to vote those shares at the Annual Meeting, you must obtain from the broker, bank or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of our Company, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Revocation of Proxy

A stockholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting via the Internet, delivering a subsequent proxy or notifying the Corporate Secretary of the Company in writing at any time before the original proxy is voted at the Annual Meeting. Any such correspondence must be mailed to the Corporate Secretary’s attention at Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017 and received before May 11, 2012.

Persons Making the Solicitation

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Annual Meeting, whether or not you attend. We are not incurring any costs in connection with the solicitation of proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies by mail, telephone, e-mail and personal communications.

Board’s Voting Recommendations

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1)	FOR the election of Richard Pell, the nominee for membership on the Company’s Board of Directors, to serve until the annual meeting of stockholders in the year 2015 and until his successor is duly elected and qualified;
(2)	FOR approval of our named executive officer compensation as discussed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement under the heading “Executive Compensation”;
(3)	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012; and
(4)	At the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Company’s executive officers and directors owning and having the right to vote 11,694,760 shares, representing approximately 19.6% of the outstanding shares of Common Stock, have stated their present intention to vote their shares FOR the nominee for election as a director, FOR the approval of the compensation of our named executive officers and FOR the ratification of KPMG LLP as the Company’s independent registered public accountants. Further, GAM, owning and having the sole dispositive right to vote their 16,755,844 shares, representing approximately 28.1% of the outstanding shares of the Common Stock as of the Record Date, has stated its present intention to vote its shares FOR the nominee for election as a director, FOR the approval of the compensation of our named executive officers and FOR the ratification of KPMG LLP as the Company’s independent registered public accountants.

PROPOSAL 1 — ELECTION OF CLASS III DIRECTOR

General Information

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Mr. Pell is a Class III director (with a term expiring at this Annual Meeting). Messrs. Jackson and Kullberg are Class I directors (with terms expiring in 2013). Ms. Buse and Mr. Ledwidge are Class II directors (with terms expiring in 2014).

At the Annual Meeting, therefore, one director is proposed to be elected who will serve until the annual meeting of stockholders in 2015 and until his respective successor is duly elected and qualified. The persons designated as the Company’s proxies intend to vote FOR the election of the nominee listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, Mr. Pell as a member of the Board to serve for a period of three years. Mr. Pell has consented to be nominated and to serve, if elected.

The Board has determined that Mr. Pell is not independent. See “Corporate Governance — Director Independence” for more information on this conclusion.

About the Nominee

Name	Age	Position
Richard Pell	57	Chairman, Chief Executive Officer and Chief Investment Officer

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. PELL.

Richard Pell has been our Chief Investment Officer since 1995, our Chief Executive Officer and one of our directors since December 2007, and Chairman of the Board since our IPO in September 2009. Prior to December 2007, Mr. Pell served, and continues to serve, as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Fixed Income with Bankers Trust Company, where he was employed for five years. From 1988 to 1990, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

DIRECTORS AND EXECUTIVE OFFICERS

About Directors Continuing in Office and Executive Officers

The following table provides information regarding our directors and executive officers. (Information about Mr. Pell, whose term expires at the Annual Meeting, may be found above.) See “Corporate Governance —  Board Structure, Leadership and Nominee Qualifications – Skills, Qualifications and Experience of Our Board” for further information regarding additional skills and attributes of our Board members.

Name	Age	Position
Tony Williams	48	President and Chief Operating Officer
Francis Harte	50	Chief Financial Officer
Rudolph-Riad Younes	50	Head of International and Global Equities
Elizabeth Buse	51	Director
Robert Jackson	66	Director
Duane Kullberg	79	Director
Francis Ledwidge	62	Director

Tony Williams has been our Chief Operating Officer since December 2007, our President since October 2011, and served as a member of our Board from 2004 until September 23, 2009. He joined as Chief Operating Officer of Investment Adviser in 2003 and, in 2004, became the Head of Asset Management Americas for Investment Adviser. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Previously, Mr. Williams was a Client Services Director at Fleming Asset Management, UK.

Francis Harte has been our Chief Financial Officer since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and Chief Financial Officer of Bank Julius Baer & Co. Ltd. — New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and Chief Financial Officer for the North America-based activities of Dresdner Kleinwort Benson, and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York.

Rudolph-Riad Younes has been our Head of International Equity since 2001, and currently serves as our Head of International and Global Equities. He joined Investment Adviser as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund since 1995 and International Equity Fund II since 2005. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

Elizabeth Buse became a director of the Company in September 2009, at the time of the IPO. Since April 2010, she has been Group President, Asia Pacific, Central Europe, Middle East and Africa for Visa Inc. Previously, she served as Global Head of Product for Visa Inc. from 2007 to 2010. Prior to that, Ms. Buse was employed at Visa U.S.A. as Executive Vice President of Product Development & Management from 2003 to 2007, Executive Vice President of Emerging Markets & Technologies from 2000 to 2002, and Senior Vice President of Emerging Technologies from 1998 to 2000. Before joining Visa, Ms. Buse was employed by First Data Corporation and Windermere Associates. Since July 2010, Ms. Buse has also served as a non-executive director of Monitise plc.

Robert Jackson became a director of the Company in March 2011. From 1995 through 2006, Mr. Jackson held several roles at American Century Investments, an investment management company, including principal financial officer. Prior to joining American Century, Mr. Jackson held various leadership positions at Kemper Corporation, a financial services company. Since his retirement in 2006, he has provided support for his former employer, American Century Investments, and in 2007 he began to serve as a director of DST Systems, Inc., a position he still retains.

Duane Kullberg became a director of the Company in September 2009, at the time of the IPO. He was Managing Partner and Chief Executive Officer of Arthur Andersen, S.C. from 1980 to 1989. Prior to his becoming Chief Executive Officer, he was a partner in the Minneapolis and Chicago offices and Head of the Audit Practice, worldwide, of Arthur Andersen from 1978 to 1980. Mr. Kullberg has also served as Vice Chairman of the U.S. Japanese Business Council and was a member of the Services Policy Advisory Committee of the Office of the U.S. Trade Representative. He is currently retired, but still serves as a public director on the Chicago Board Options Exchange, which he joined in 1990. Prior to 2007, he served as a member of the boards of Carlson Companies, Inc., Nuveen Investments, Inc. and Visibility, Inc. Mr. Kullberg is a life trustee of Northwestern University and the University of Minnesota Foundation.

Francis Ledwidge became a director of the Company in September 2009, at the time of the IPO. Since 1997 he has been a Managing Partner of Eddystone, LLC and the Chief Investment Officer of Eddystone Capital, LLC. From 1989 to 1995, Mr. Ledwidge served as the Chief Investment Officer of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell-side research director at Eberstadt Fleming in New York. Before joining Flemings, he worked as a buy-side analyst at British Electric Traction.

CORPORATE GOVERNANCE

The Board of Directors — Board Composition

As of March 19, 2012, our Board consists of five directors. Changes to the Board in 2011 consisted of Robert Jackson’s appointment in March and Glen Wisher’s resignation in September. Our amended and restated certificate of incorporation provides that our Board will consist of no less than three and no more than 11 persons. The exact number of members on our Board is determined from time to time by resolution of a majority of our full Board.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s annual meeting, all Board meetings and the meetings of the committees on which they serve. For the year ended December 31, 2011, the Board held a total of 10 meetings, four regular and six special. Each director attended more than 75% of the meetings of the Board and the meetings of the committees on which they sit during this period and the respective chair presided at each meeting. The Company’s independent executive directors also met in regularly scheduled executive sessions without management during 2011. During such meetings, Mr. Ledwidge, the Lead Director, presided.

The Board believes that it is important for its members to attend the Company’s annual meetings of stockholders and therefore encourages all directors to attend annual meetings. All members of the Board attended the Company’s 2011 Annual Meeting.

Under the terms of Mr. Pell’s employment agreement, Mr. Pell will serve as Chairman of our Board during the period that he remains our Chief Executive Officer, unless he decides to cede this role or declines to stand for reelection to the Board. If Mr. Pell ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sale under his exchange agreement with us terminate. Until the later of the date upon which Mr. Younes ceases to be employed by us and the restrictions on sale under the exchange agreement terminate, he will be entitled to attend meetings of our Board as an observer.

As long as GAM directly or indirectly owns at least 10% of the number of outstanding shares of our Common Stock, it will be entitled to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member to our Board, but it will be entitled to certain observer rights until GAM ceases to own at least 5% of the outstanding shares of our Common Stock. As of the record date, GAM, owns approximately 28.1% of the outstanding shares of our Common Stock.

Board Committees

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which operates under a written charter adopted by the Board.

Audit Committee

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•	overseeing the implementation and monitoring of our Whistleblower Policy; and

•	appointing annually our independent registered public accountants, evaluating their qualifications, independence and performance, determining their compensation and setting clear hiring policies for employees or former employees of the independent registered public accountants.

As of March 19, 2012, Messrs. Jackson, Kullberg and Ledwidge serve on the Audit Committee and Mr. Kullberg has served as its Chair. Our Board has determined that Messrs. Jackson, Kullberg and Ledwidge are all financially literate and independent under the NYSE rules and under Rule 10A-3 of the Exchange Act, and that Messrs. Kullberg and Jackson are audit committee financial experts within the meaning of the applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE. In fiscal year 2011, the Audit Committee held a total of 11 meetings, four regular and seven special.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	making recommendations to the Board regarding the selection of director candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;
•	advising the Board with respect to the corporate governance principles applicable to us;
•	overseeing the evaluation of the Board and management; and
•	reviewing and approving any related person transaction, pursuant to our Related Person Transaction Policy.

As of March 19, 2012, Ms. Buse and Messrs. Kullberg and Ledwidge serve on the Nominating and Corporate Governance Committee and Mr. Ledwidge serves as its Chair. In fiscal year 2011, the Nominating and Corporate Governance Committee held five meetings, four regular and one special.

Compensation Committee

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving compensation and benefits policies generally;
•	reviewing and approving the compensation of our executive officers;
•	overseeing and administering and making recommendations to our Board with respect to, our cash and equity incentive plans;
•	reviewing and making recommendations to the Board with respect to director compensation;
•	reviewing and reporting on management succession plans; and
•	preparing the Compensation Committee report to be included in our proxy statement.

As of March 19, 2012, Ms. Buse and Messrs. Jackson and Ledwidge serve on the Compensation Committee and Ms. Buse serves as its Chair. In fiscal year 2011, the Compensation Committee held seven meetings, three regular and four special.

The Compensation Committee consults with McLagan Partners, Inc. (“McLagan”), which assists the Compensation Committee by providing comparative market data on compensation practices and programs. McLagan also provides guidance to the Compensation Committee on industry best practices regarding compensation.

The Compensation Committee also receives formal recommendations from the Human Resources Committee and the Management Committee (internal committees of the Company), which met on several occasions prior to delivering their final compensation recommendations to the Compensation Committee. The Chief Executive Officer attends most Compensation Committee meetings as a guest and is also a member of the Human Resources Committee and Management Committee.

Management discussed the recommendations and supporting analysis of McLagan, and the formal recommendations of the Human Resources Committee and the Management Committee with the Compensation Committee and its Chair in multiple meetings and phone calls before the Compensation Committee formally approved 2011 compensation for the named executive officers, the Compensation Discussion and Analysis and issued its report. For further discussion of the role of the Compensation Committee, see “Compensation Discussion and Analysis”.

Compensation Committee Interlocks and Insider Participation

None of our named executive officers serves as a member of a compensation committee, or other committee serving an equivalent function, of any entity, or a board of directors of an entity without a compensation committee, that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Board Structure, Leadership and Nominee Qualifications

Executive Chairman; Lead Director

Our Board and management believe that the choice of whether the Chairman of our Board should be an executive of the Company, a non-executive or independent director depends upon a number of factors including the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Pell is our Chairman, Chief Executive Officer and Chief Investment Officer. His critical role in growing the firm since its beginnings, the high regard in which he is held by employees and clients, and his knowledge of our industry, continue to make him a compelling choice for Chairman. His role is also contractually defined; pursuant to the terms of Mr. Pell’s employment agreement, he will serve as Chairman of our Board during the period that he remains our Chief Executive Officer, unless he decides to cede his role as Chairman or declines to stand for reelection to the Board. It is possible that after Mr. Pell’s term as Chairman, the Board may determine that a non-executive or independent director should become the Chairman in the future.

Since the Company’s IPO, Mr. Ledwidge has served as Lead Director for the Company. His strong leadership skills in combination with his robust background in the asset management industry have made him a Lead Director who is cognizant of the Company’s needs and able to address them with the Board and management. (Additional information about his skills and qualifications is provided below.) As Lead Director, Mr. Ledwidge presides over all executive sessions without management.

Skills, Qualifications and Experience of Our Board

Each of our directors brings unique talents and experiences to the Board resulting in a group with the desired range of breadth and depth.

As an internationally-focused executive at Visa Inc., Ms. Buse manages a considerable number of employees operating around the globe, bringing relevant experience to the Company as we continue examining our compensation tools and expanding our distribution efforts to other countries. Mr. Kullberg’s experience as Chief Executive Officer of a former “big six” accounting firm and his presence on several corporate boards contributes both financial and public governance expertise. His familiarity with the operation of a public audit committee, as well as the intricacies of our financial statements, has contributed to the successful fulfillment of our public company responsibilities. Mr. Ledwidge’s background in asset management provides a valuable understanding of the issues the Company faces. His extensive knowledge of our business has been extremely useful as we continue to discuss the medium- and long-term strategy for the Company. Mr. Jackson has worked in the financial services industry for over 30 years and his breadth of knowledge of the mutual fund and financial services industry has consistently provided the Board and management with a fresh and clear perspective on a broad range of matters facing the firm.

Mr. Pell, our management director, offers crucial insight into the Company’s products and structure through his role as Chief Investment Officer and Chief Executive Officer. His quarterly reports to the Board regarding the business of the Company offer careful reflection of the Company’s activities, which helps inform the Board’s actions in areas including, but not limited to, compensation, strategy and general disclosure matters.

We have not adopted a formal policy with regard to the consideration of diversity. We believe that our current Board possesses distinct sets of useful experiences and skills that are complementary and that serve to strengthen our Board. As we consider adding additional directors, we are likely to look for a nominee that brings relevant experiences and skills that differ from those already represented on our Board.

Criteria for Nominees

When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose and elected to do so in February 2011. Generally, after conducting an initial evaluation of a potential candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes such candidate might be suitable as a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate’s nomination to the full Board.

The Nominating and Corporate Governance Committee will select each nominee based on the nominee’s skills, achievements and experience. The Nominating and Corporate Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: a willingness to commit time and energy, public company experience, relevant business or professional knowledge regarding the financial markets, senior leadership experience in a company with financial and operational similarities to the Company, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, a proven record of accomplishment with strong organizations, an inquiring mind, a willingness to speak one’s mind and an ability to challenge and stimulate management.

Stockholders may submit candidates for nomination to the Board based on these criteria by writing to the Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the rules of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and applicable rules of the SEC. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all personal or business relationships any director may have with the Company or its auditor.

In February 2012, the Board determined the independence of each member of the Board other than Mr. Pell (as an executive of the Company) and Mr. Wisher (who no longer served on the Board in February 2012 and who was not determined to be independent in February 2011 as he was an executive of the Company), in accordance with our Corporate Governance Guidelines. Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “Independent Director”. The Board has determined that each of Ms. Buse and Messrs. Jackson, Kullberg and Ledwidge are Independent Directors because none of them had a material relationship with the Company or its auditor. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including a small holding of Mr. Pell’s in a third-party fund, The Eddystone Fund LP, where Mr. Ledwidge acts as Chief Investment Officer.

Board’s Role in Risk Oversight

Management focuses intensely on the area of risk management. It believes in a well-controlled environment in which specific processes are used to identify risks and those risks are more effectively anticipated and managed. We manage risk at multiple levels throughout the organization, including directly by the portfolio managers, at the Chief Investment Officer level and, more broadly, through an enterprise risk management framework overseen by the Management Committee. This framework is intended to identify, assess and manage the full range of risks to which our Company is subject.

We continuously manage risk at the investment portfolio level, placing emphasis on identifying investments that work, investments that do not and the factors that influence performance. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are accompanied by appropriate premium opportunities. Managing portfolio-level risk is an integral component of our investment processes.

Our Board receives quarterly reports regarding our risk management activities, with a focus on the key risks we face. The Board actively oversees the Company’s risk tolerances and risk management efforts by reacting to these reports and continuing to consider ways to strengthen the firm’s risk management activities. The Board benefits from the views and insights of Messrs. Pell, Williams and Harte, who are involved daily with the risks faced by the Company as they fulfill their corporate roles. The overlap of duties eases the flow of communication between management and the Board and offers focus on heightened areas of risks, if necessary.

The Audit Committee has also considered the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Communications with the Board of Directors

Interested parties who wish to communicate with the Board, the Chairman, the Independent Directors as a group or any Independent Director individually to provide comments, report concerns or to ask questions may do so by sending a letter to the Lead Director, c/o Corporate Secretary, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, and should specify (a) the intended recipient or recipients and (b) whether such communications should be held in confidence. This information is also found on the Investor Relations section of the Company’s website. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any Independent Director who wishes to review it. The Nominating and Corporate Governance Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications. In addition, the Audit Committee has established a Whistleblower Policy pursuant to which the Company’s employees may confidentially communicate with the Head of Legal and Compliance, the Head of Internal Audit, or the Chair of the Audit Committee or may phone the employee reporting line, which is available 24 hours each day.

Website Access to Corporate Governance Documents

The Company has adopted a Code of Business Conduct (the “Code of Business Conduct”), which applies to all directors, officers and employees. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Guidelines (which contain the Company’s independence standards), Code of Business Conduct and Related Person Transaction Policy, are available free of charge on the Company’s website at www.ir.artioglobal.com or by writing to Investor Relations, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Any amendments of the Code of Business Conduct, and any waivers granted for an executive officer or director, will be posted promptly on the Company’s website.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Elizabeth Buse	80,000	60,000	140,000
Robert Jackson	71,613	130,685	202,298
Duane Kullberg	96,613	60,000	156,613
Francis Ledwidge	99,355	60,000	159,355

(1)	Amounts shown in this column represent the cash fees that were earned for services performed during 2011.
(2)	In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, amounts shown in this column represent the aggregate grant date fair value of the shares of Class A common stock granted to each non-employee director in 2011. For each non-employee director, this includes an annual award of 4,082 shares granted in May 2011. For Mr. Jackson, this also includes a one-time non-forfeitable award of 3,837 fully vested shares for joining the Board and an annual award 683 of shares for his Board service from March 2, 2011 through the 2011 annual meeting date, both such awards were granted in March 2011. For information on aggregate stock holdings of our directors as of February 15, 2012, see “Principal Stockholders”.

Annual Fees

Each non-employee director receives the following annual fees for service on our Board and any applicable standing committees of our Board:

•	an annual fee consisting of $60,000 paid in cash and $60,000 of fully vested shares of Class A common stock, subject to transfer restrictions; and
•	an annual fee of $25,000 paid in cash to the Chair of the Audit Committee and $20,000 paid in cash to the Chair of each other standing committee of our Board.

In addition, in 2011, Messrs. Ledwidge, Jackson and Kullberg received $19,355, $11,613 and $11,613, respectively, in connection with their work on behalf of an ad hoc committee of the Board, chaired by Mr. Ledwidge.

Annual fees in respect of service between the 2011 annual stockholder meeting and the 2012 annual stockholder meeting were paid in May 2011, following the regularly scheduled annual stockholder meeting and we anticipate that future director fees will be paid in the same time frame. If a director joins the Board at any time other than at the annual stockholder meeting, the annual fees (both cash and shares of Class A common stock) will be paid at the time that the director joins the Board and prorated for the portion of the Board service year for which the director will serve. The directors have the right to receive a portion of their annual cash retainer in stock if elected prior to the year of service in accordance with any restrictions required by law.

All directors will be reimbursed for reasonable expenses incurred in attending meetings of the Board, committees and stockholders, including those for travel, meals and lodging.

Joining the Board: One-Time Award

Upon joining the Board, non-employee directors also receive a one-time non-forfeitable award of $60,000 of fully vested shares of Class A common stock. This one-time award was made to Mr. Jackson when he joined the Board in March 2011, and we anticipate will be made to each new non-employee director at the time he or she joins the Board. These stock awards are subject to certain transfer restrictions that lapse based on time, generally pro rata over three years.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 15, 2012 for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The percentage of beneficial ownership set forth below under “Total Voting Power” assumes that all Class A membership interest in Holdings (“New Class A Units”), held by the Principals are converted into shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave, New York, New York 10017.

Name of Beneficial Owner	Common Stock Beneficially Owned				Total Voting Power (%)
	Number of Shares		Class	Percent of Class (%)
Richard Pell	5,095,652	(1)	A	8.7
	600,000	(2)	B	50.0
	5,695,652	(3)	A,B	—	9.6
Rudolph-Riad Younes	5,095,653	(4)	A	8.7
	600,000	(2)	B	50.0
	5,695,653	(3)	A,B	—	9.6
Tony Williams	202,825	(5)	A	0.3	0.3
Glen Wisher	111,625	(5)	A	0.2	0.2
Francis Harte	65,563	(5)	A	0.1	0.1
Elizabeth Buse	11,755		A	*	*
Robert Jackson	8,602		A	*	*
Duane Kullberg	8,555		A	*	*
Francis Ledwidge	6,155	(6)	A	*	*
Executive officers and directors as a group (9 persons)	10,606,385	(5)	A	18.2
	1,200,000		B	100.0
	11,806,385	(5)	A,B	—	19.8
5% Stockholders
GAM Holding AG	16,755,844	(7)	A	28.7	28.1
Royce & Associates, LLC	4,136,840	(8)	A	7.1	6.9
Norges Bank (Central Bank of Norway)	3,050,000	(9)	A	5.2	5.1

*	Less than 1%
(1)	Based on information contained in a Form 4 filed with the SEC on November 23, 2011, by Richard Pell, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes 4,119,994 shares of Class A common stock held by two Grantor Retained Annuity Trusts (“GRATs”), for each of which Mr. Pell is the settlor and trustee and from each of which he receives annual annuity payments. Mr. Pell’s spouse and children are the remaindermen. Pursuant to SEC rules, Mr. Pell is considered the beneficial owner of such securities. Does not include 176,869 restricted stock units (including dividend equivalents) held by Mr. Pell; these restricted stock units will not convert to Class A common stock within 60 days of February 15, 2012.
(2)	Represents New Class A Units exchangeable on a one-for-one basis for shares of Class A common stock.
(3)	Includes 600,000 New Class A Units exchangeable on a one-for-one basis for shares of Class A common stock.
(4)	Based on information contained in a Form 4 filed with the SEC on November 23, 2011, by Rudolph-Riad Younes, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes 4,405,213 shares of Class A common stock held by two GRATs, for each of which Mr. Younes is the settlor and trustee and from each of which he receives annual annuity payments. Mr. Younes’ spouse, if any, and the lineal descendants of his parents (other than Mr. Younes) are the remaindermen. Pursuant to SEC rules, Mr. Younes is considered the beneficial owner of such securities. Does not include 176,869 restricted stock units (including dividend equivalents) held by Mr. Younes; these restricted stock units will not convert to Class A common stock within 60 days of February 15, 2012.
(5)	Does not include approximately 175,731 restricted stock units (including dividend equivalents) held by Mr. Wisher, approximately 237,565 restricted stock units (including dividend equivalents) held by Mr. Williams or approximately 167,398 restricted stock units (including dividend equivalents) held by Mr. Harte; these restricted stock units will not convert to Class A common stock within 60 days. The amount for Mr. Williams includes 89,955 shares of restricted stock, which are subject to forfeiture. See “Compensation Discussion and Analysis” for more information regarding these restricted stock units.
(6)	Includes 400 shares of Class A common stock held by Mr. Ledwidge’s wife and 200 shares of Class A common stock held by Mr. Ledwidge’s son, as to which Mr. Ledwidge serves as custodian pursuant to the Uniform Transfers to Minors Act.
(7)	Based on information contained in a Schedule 13G filed with the SEC on February 9, 2012, by GAM, Klausstrasse 10, 8034 Zurich, Switzerland. According to the Schedule 13G, GAM beneficially owns and has sole voting and dispositive power over 16,755,844 shares of Class A common stock.
(8)	Based on information contained in Schedule 13G/A filed with the SEC on January 6, 2012, by Royce & Associates, LLC, 745 Fifth Avenue, New York, New York 10151. According to the Schedule 13G/A, Royce & Associates, LLC has sole voting and dispositive power over 4,136,840 shares of our Class A common stock.
(9)	Based on information contained in Schedule 13G/A filed with the SEC on February 15, 2011, by Norges Bank (Central Bank of Norway), Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. According to the Schedule 13G/A, Norges Bank has sole voting and dispositive power over 3,050,000 shares of Class A common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the compensation of our named executive officers (“NEOs”), describes the manner and context in which compensation is earned by and awarded to our NEOs and provides perspective on the tables and narrative that follow. Our NEOs include: Mr. Pell, our Chariman, Chief Executive Officer and Chief Investment Officer; Mr. Williams, our President and Chief Operating Officer; Mr. Harte, our Chief Financial Officer; Mr. Younes, our Head of International and Global Equities; and Mr. Wisher, our former President. Mr. Wisher was not an executive officer at the end of the year, but is included as an NEO because he is a former executive officer who would have been an NEO if he had still been an executive officer at the end of the year.

Our Compensation Program Philosophy and Objectives

Our Company’s overall objective is to provide compelling investment results for our clients. Attaining this goal allows us to provide superior returns to our clients and stockholders and a challenging work environment for our employees.

Our Company operates in an intensely competitive, people-focused business. Our employees play a pivotal role in determining our ability to provide investment excellence to our clients. Therefore, attracting, retaining and motivating top-performing employees is critical to our ongoing success. Our Board and senior management team recognize this and collectively and collaboratively spend considerable time, effort and resources ensuring that we have highly motivated, fully committed and top-caliber staff. We want our employees to excel within an open and transparent corporate culture, where people are intellectually stimulated and have the opportunity to work with other high-performing and accomplished colleagues. Thus, we view our compensation program both as an essential tool in these efforts and also as a vehicle to encourage behavior consistent with our culture.

The following principles form the basis of our Company’s compensation philosophy:

•	Compensation should be aligned with performance. Individual pay levels should be commensurate with performance, such that when individual, team and Company performance is at superior levels, individual pay levels should increase above the competitive market median. Conversely, when performance is weak, pay levels should fall below the competitive market median.
•	Incentive compensation should be a significant component of total compensation. We focus individual total compensation opportunities on incentive pay, rather than base salary. We believe awards of restricted stock units, restricted stock and deferrals into our mutual funds help align our employees’ interests with those of our stockholders and our clients, primarily because investment success for our clients is a prerequisite for growing our assets under management and consequently is the single biggest driver of our Company’s success.
•	Compensation should be competitive with our industry. Our employees are our most important asset and as such, we seek to pay them competitively. On an annual basis, our Compensation Committee reviews compensation survey data from an independent compensation consultant to help ensure that our compensation program remains competitive (see “— Use of Comparative Compensation Data”). The survey data permits us to compare the compensation levels of a peer group of companies with whom we compete for top talent. The Compensation Committee uses this survey data as one input within a broader decision-making process focused on ensuring that total compensation levels for our employees are competitive in the context of individual performance, team performance and Company performance.

Reflecting the principles noted above, the following are the key components of our NEO pay program. Additional information regarding these components is provided in this Compensation Discussion and Analysis.

•	Annual base salary. Salaries for our NEOs are set at conservative market levels that are competitive with NEO salaries within our peer group. Consistent with our compensation philosophy, base salaries are a relatively small percentage of each NEO’s total compensation. The Committee reviews base salaries on an annual basis; however salaries are generally subject to adjustment less frequently.

•	Annual incentive awards. The Compensation Committee grants annual discretionary bonuses consisting of cash and for amounts greater than $100,000, cash and mandatory deferrals into (a) notional investments in Artio-sponsored mutual funds (for Messrs. Pell and Younes) or (b) restricted stock units or restricted stock awards (for the other NEOs).
•	Long-term Incentive Plan (“LTIP”) awards. In January 2011, the Compensation Committee approved the LTIP and granted awards to our NEOs, which will vest, if at all, only to the extent that certain performance criteria are met. All LTIP awards are subject to three-year cliff vesting; no shares are expected to be issued prior to February 2014. Such awards may or may not be granted in future years.
•	Other compensation. As described in more detail below, our NEOs participate in benefit and retirement plans that are generally available to certain of our employees.

Our compensation program is designed to attract, retain and motivate executives and other professionals of the highest quality and is focused on rewarding performance that increases long-term stockholder value, including optimization of investment results, revenue growth, retention of clients, development of new client relationships, improvement of operational efficiencies and risk management. We periodically evaluate our compensation program to ensure compliance with these objectives.

Highlights of 2011 Performance and 2011 Compensation Decision-Making

In 2011, we continued to invest for the long-term growth and diversification of our business. However, it was a difficult year as we felt the impact of further underperformance within our International Equity strategies on our net client cash flows, assets under management, revenues and earnings.

•	During the year, the Company successfully executed on several strategic initiatives, including the diversification of our business by growing and achieving strong performance in our non-International Equity offerings. Notably, our U.S. Equity strategies reached their five-year anniversaries during 2011 and were all in the top quartile of Lipper ranking for performance since inception at their anniversary dates. Additionally, our High Grade Fixed Income strategy added another year of strong performance to its exceptional long-term track record. The launch of our Local Emerging Markets Debt Fund was another step we took towards diversifying our asset mix.
•	In 2011, we made additional investments to increase our distribution efforts, both domestically and offshore. Specifically, we opened offices in London, England, to expand our distribution activities to Europe and the Middle East, and in Sydney, Australia, to expand our distribution activities in Australia, New Zealand and parts of Asia.
•	From an operating earnings perspective, however, these achievements were more than offset by weakness in our International Equity strategies, which represented 64% of our assets under management as of December 31, 2011. In particular, the International Equity strategies’ one- and three- year performance records remained below our peers. Our net client cash outflows for 2011 totaled $16.7 billion, and were due primarily to redemptions from our International Equity strategies.

Recognizing the financial challenges resulting from the underperformance in our International Equity strategies, management acted to resize the business to better support the current levels of assets under management. As a result, we made certain organizational changes in September 2011 designed to lower our annual operating costs. Importantly, management simultaneously reviewed the investment teams and remains focused on ensuring that these teams continue to have the best possible resources and staff needed to deliver investment excellence.

The Compensation Committee’s 2011 pay decision-making reflected a balanced assessment of the significant declines in the Company’s revenues, assets under management, cash flows and stock price caused by continued challenges within our International Equity strategies, but also acknowledged the progress management had made on key strategic objectives. Highlights of these compensation decisions include the following:

•	Our Chief Executive Officer’s base salary was unchanged and his total incentives were reduced by 55%, to $1,410,000 from $3,150,000.

•	Aggregate total incentives for Messrs. Williams, Harte and Younes were reduced by 45%. The base salaries for Messrs. Williams and Younes were unchanged; however, Mr. Harte’s base salary was increased to $300,000 as of February 1, 2011, aligning his salary more appropriately with peer group salary data provided by our independent compensation consultant. This increase is reflected in his amended employment agreement (see “Executive Compensation — Employment Agreements”).

While not a factor in the Compensation Committee’s 2011 pay decisions, it was acknowledged that the NEOs are among the Company’s largest stockholders and, like other stockholders, have experienced significant declines in the value of their Company-related equity holdings. Management’s economic interests, as always, remain closely and inextricably aligned with our other stockholders.

Components of our NEO Pay Program

We currently provide the following elements of compensation to all of our NEOs. Each compensation element fulfills one or more of our compensation program objectives.

Base Salary

As is typical in the investment management industry, our NEOs’ base salaries generally represent a relatively small percentage of their total compensation. Our NEOs’ base salaries are reviewed, but not necessarily adjusted, annually to ensure that they remain at competitive levels. Any changes to base salaries are determined based on the individual NEO’s job responsibilities and performance, with competitive market information reflecting survey peer group data provided by McLagan, the Compensation Committee’s compensation consultant (see “— Use of Comparative Compensation Data”).

Discretionary Annual Bonuses: Cash Bonus and Mandatory Bonus Deferral

In September 2009, the Board of Directors and stockholders adopted the Artio Global Investors Inc. Management Incentive Plan (“Incentive Plan”) providing for the payment of annual bonuses to our executive team.

Pursuant to the Incentive Plan, and consistent with investment management industry pay practices, annual incentive awards represent a significant portion of executives’ total compensation. Our annual incentive awards are intended to reward achievement of shorter-term goals and objectives that support our Company’s long-term strategies. As described in greater detail below, a portion of each NEO’s annual incentive award has typically been subject to a mandatory deferral. Annual discretionary bonuses are generally provided in cash, and for bonuses greater than $100,000, a portion is deferred into either: (a) notional investments in Artio-sponsored mutual funds; (b) restricted stock units (which evidence a right to receive shares of Class A common stock); or (c) restricted stock.

In February 2011, for the 2010 performance year, and in February 2012, for the 2011 performance year, deferred awards granted to executive officers pursuant to the deferral program, other than Messrs. Pell and Younes, consisted solely of restricted stock units, with the exception of the award granted to Mr. Williams in February 2012, which consisted solely of restricted stock. These deferred compensation awards generally vest in three equal annual installments (on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by the Company on each applicable vesting date). In February 2011, for the 2010 performance year, and in February 2012, for the 2011 performance year, Messrs. Pell and Younes, deferred awards granted pursuant to the deferral program were directed solely into Company’s mutual funds.

We believe that deferrals into our mutual funds, and awards of restricted stock units and restricted stock help to retain our NEOs and align our employees’ interests with those of our stockholders and our clients.

Long-Term Equity Awards

In September 2009, the Board of Directors adopted the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Stock Plan”) and reserved 9.7 million shares of Class A common stock for share awards. Under the Stock Plan, the Board of Directors is authorized to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards to directors, officers and other employees of, and consultants to, the Company and its affiliates.

Apart from equity awards that are granted as part of our annual bonus deferral program, in January 2011, the Compensation Committee approved performance-based LTIP awards for certain employees, including each of the NEOs. These LTIP awards were made pursuant to existing Company plans, including the Stock Plan and the Management Incentive Plan and, upon vesting, will be paid in the form of shares of our Common Stock.

Under the LTIP, grants of restricted stock units to our NEOs made in 2011 will vest, if at all, only at the three-year anniversary of grant date, commonly referred to as a “three-year cliff vest”, absent limited circumstances. No shares related to LTIP awards are expected to be issued prior to February 2014, and such shares will only vest subject to achievement of the applicable performance criteria.

•	LTIP grants to our NEOs, with the exception of Mr. Younes, provide for vesting to the extent that the price/earnings multiple (“P/E multiple”) of the Company’s Class A Common Stock improves relative to the average trading multiple of other publicly traded asset managers. This measure reflects any number of steps that management may take to improve our Company’s results relative to our competitors. If management succeeds in these efforts, we believe that our P/E multiple will increase, thus benefiting our stockholders.
•	LTIP grant to Mr. Younes provides for vesting to the extent that the relative investment performance of our International and Global Equity strategies, which he oversees, exceeds identified peer group rankings. There are two approaches to calculating relative performance — cumulatively over a three-year period and over the individual one-year periods — which is intended to provide continuing motivation for investment professionals who may have exceptionally good or poor performance in a certain period. If relative investment performance is strong, then our investors and, ultimately, our stockholders will benefit.

As of the date of this proxy statement, no LTIP grants have been made for 2012.

Benefit Plans

The Company provides its NEOs with health and welfare benefits on the same terms as those offered to other employees.

Retirement Plans

Our retirement plans include a 401(k) profit-sharing plan, a money purchase pension plan and a nonqualified supplemental retirement plan. The 401(k) profit sharing plan and money purchase pension plan are broad-based tax-qualified plans. The nonqualified supplemental retirement plan is offered to our officers, including our NEOs, to increase their retirement benefits above amounts available under the money purchase pension plan. Unlike the money purchase pension plan, the nonqualified supplemental retirement plan is an unsecured obligation of the Company and is not qualified for tax purposes. Each of the three plans is deemed to be a defined contribution plan. The contribution amount under the benefit formula in the nonqualified supplemental retirement plan is described in the narrative that accompanies the “2011 Nonqualified Deferred Compensation Table” below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Employment Agreements

We have entered into employment agreements with all NEOs and employment agreements may be entered into from time to time with other employees. The employment agreements for Messrs. Williams and Harte were amended in November 2011. See “Executive Compensation — Employment Agreements” for further detail regarding all NEO employment agreements.

Our Compensation Decision-Making Process

Our Compensation Committee has established and will continue to define the terms and provisions of our NEO compensation program, including, but not limited to, determining performance objectives, performance periods, incentive awards and any other program features it may identify at its discretion.

The Compensation Committee’s current pay decision-making process, which was used in 2011, but is subject to change in future years, involved the following steps:

•	Early each year, working collaboratively with management, the Compensation Committee determines a set of performance criteria for the NEOs for that fiscal year. The performance objectives may include any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance criteria.
•	Semiannually, management provides the Compensation Committee with an update regarding performance versus each of these criteria as well as any new objectives that have arisen since the start of the year.
•	After the end of each year, the Chief Executive Officer reviews each of his subordinate’s self-assessments versus their individualized goals and objectives. The Compensation Committee reviews the Chief Executive Officer’s self-assessment and the self-assessments of the other NEOs.
•	The Chief Executive Officer provides the Compensation Committee with pay (e.g., base salary, annual incentive, LTIP) recommendations for the other NEOs. The Chief Executive Officer’s recommendations reflect a combination of factors, including, but not limited to, the Company’s overall performance, each NEO’s individual performance, each NEO’s prior compensation and competitive market pay requirements.
•	The Compensation Committee makes all final pay decisions for the NEOs based on the Chief Executive Officer’s recommendations for the NEOs other than himself and the Compensation Committee’s overall assessment of the Company’s financial results, prior year NEO pay, competitive compensation levels, input from McLagan, as well as any other factors it deems relevant.

In reflecting on the Company’s executive pay decision-making process, the Compensation Committee believes that:

•	The Company’s business and performance objectives are clearly communicated to each NEO on an ongoing basis.
•	The Company’s discretionary, rather than formula-based, pay decision-making approach has helped drive employee performance and provide the Company with appropriate flexibility.
•	While not based on a formula, the Company’s performance management framework has helped infuse rigor and objectivity into the Compensation Committee pay decision-making process.

Use of Comparative Compensation Data

To determine whether our compensation levels are reasonable and competitive, the Compensation Committee reviews survey information from other investment management firms provided by McLagan, which assisted the Compensation Committee by providing comparative market data on compensation practices and programs. The Compensation Committee does not specifically set each NEO’s pay levels to match McLagan’s survey results. Rather, the Compensation Committee uses the survey data as a reference point when assessing the reasonableness and competitiveness of each NEO’s proposed compensation levels.

The following 15 companies were provided by McLagan and used in our 2011 NEO comparative compensation analysis:

Acadian Asset Management, LLC	Janus Capital Group
American Century Investments	Jennison Associates, LLC
Batterymarch Financial Management, Inc.	Lazard Asset Management LLC
Brandywine Global Investment Management, LLC	Loomis, Sayles & Company, L.P.
Cohen & Steers, Inc.	Nuveen Investments
Delaware Investments	Trust Company of the West
Dimensional Fund Advisors Inc.	William Blair & Company, L.L.C.
Eaton Vance Corporation

2011 Compensation Decisions

Reflecting our compensation philosophy and objectives, the above-mentioned compensation process, and in consideration of Company and individual performance, the Compensation Committee made the following pay decisions for year-end 2011.

Richard Pell, Chief Executive Officer and Chief Investment Officer

As Chief Executive Officer and Chief Investment Officer, the Compensation Committee reviewed Mr. Pell’s performance in both roles. In his role as Chief Executive Officer, the Compensation Committee noted Mr. Pell’s efforts to maintain the Company’s clients, despite the underperformance of the International Equity strategies, and his leadership of initiatives focused on streamlining our business. Further, the Compensation Committee considered the investment performance of each of the firm’s strategies, as several succeeded in producing strong performance. Overall, the Company’s poor investment and financial results, particularly within the International Equity strategies, led the Compensation Committee to reduce Mr. Pell’s annual incentive award by 55% to $1,410,000 for 2011 performance from $3,150,000 for 2010 performance, while his annual base salary remained at $500,000, pursuant to his employment agreement.

Rudolph-Riad Younes, Head of International and Global Equities

The Compensation Committee considered the relative investment underperformance of the International and Global Equity strategies, which are led by Mr. Younes, in determining his 2011 compensation. While performance struggled, Mr. Younes did make efforts to strengthen his investment teams and continued to maximize communication and efficiencies. Due to the Company’s poor investment and financial results, particularly within the International Equity strategies managed by Mr. Younes, his annual incentive award was reduced by 60% to $1,260,000 for 2011 performance from $3,150,000 for 2010 performance, while his annual base salary remained at $500,000, pursuant to his employment agreement.

Tony Williams, President and Chief Operating Officer

The Compensation Committee reflected on Mr. Williams’ leadership in navigating the difficult conditions that persisted at the Company throughout 2011, noting the transition to his additional role as President in October 2011. While he succeeded in coordinating efforts to retain clients amidst underperforming key strategies, there was nevertheless, a high level of net client cash outflows for 2011. The Compensation Committee also considered Mr. Williams’ successful efforts regarding international distribution, which included opening additional offices during 2011. Based on their review, Mr. Williams’ salary was maintained at $300,000, which is reflected in his amended employment agreement. His annual incentive award, however, was reduced by 25% to $1,005,200 for 2011 performance from $1,340,250 for 2010 performance as a consequence of the firm’s poor investment and financial results that led to increased net client cash outflows.

Francis Harte, Chief Financial Officer

The Compensation Committee determined that Mr. Harte successfully led the finance function, efficiently managed the Company’s capital structure and ensured accurate and timely public disclosure. He continued to excel in his core role as Chief Financial Officer, providing financial leadership though a period of emphasis on capital and expense management at the firm. Through his skills, the Company’s balance sheet was strengthened and the expense base was lowered, better positioning the Company to withstand the possible near-term headwinds. Therefore, the Compensation Committee confirmed Mr. Harte’s salary increase effective February 1, 2011 that was proposed in December 2010 of $300,000, which is reflected in his amended employment agreement. Taking into account the increased net client cash outflows following on the firm’s poor investment and financial results, however, the Compensation Committee reduced Mr. Harte’s annual incentive award by 16% to $650,000 for 2011 performance from $777,600 for 2010 performance.

Glen Wisher, Former President

Mr. Wisher was terminated without cause on September 30, 2011 and received a pro rated amount of his salary of $350,000. Mr. Wisher’s payments in connection with his termination without cause are excluded from this table; see the “2011 Summary Compensation Table” for additional information on such payments.

Annual Executive Compensation

The table below sets forth 2011 total compensation considered and approved by the Compensation Committee for our NEOs. The table below shows how the Compensation Committee viewed its decisions with respect to 2011 as compared to decisions with respect to 2010 but is not a replacement for the disclosure required in the “2011 Summary Compensation Table”. This information differs from the amounts required to be disclosed in the “Summary Compensation Table”, which is provided later in this proxy statement. Total compensation with respect to the 2010 performance period are included for comparative purposes.

Name	Year	Salary ($)		Cash Bonus ($)	Mandatory Deferral (Mutual Funds) ($)	Mandatory Deferral (RSUs/RSAs) ($)	LTIP ($)(1)	Total ($)
Richard Pell	2011	500,000		810,000	600,000	—	—	1,910,000
	2010	500,000		1,680,000	1,470,000	—	2,555,006	6,205,006
Rudolph-Riad Younes	2011	500,000		735,000	525,000	—	—	1,760,000
	2010	500,000		1,680,000	1,470,000	—	2,555,006	6,205,006
Tony Williams	2011	300,000		607,600	—	397,600	—	1,305,200
	2010	298,333		723,750	—	616,500	1,076,243	2,714,826
Francis Harte	2011	298,333		430,000	—	220,000	—	948,333
	2010	277,500		468,000	—	309,600	704,201	1,759,301
Glen Wisher	2011	262,500	(2)	—	—	—	—	262,500
	2010	350,000		678,750	—	562,500	1,048,252	2,639,502

(1)	Amounts shown in this column represent the maximum amount of LTIP awards which may vest, if at all, only to the extent certain performance or market criteria are met at the grant date price of the stock of $14.81. The LTIP awards vest, at the three-year anniversary of grant date, commonly referred to as a “three-year cliff vest”, absent limited circumstances.
(2)	Mr. Wisher was terminated without cause on September 30, 2011; this reflects a pro rated amount of his salary of $350,000. Mr. Wisher’s payments in connection with his termination without cause are excluded from this table; see the “2011 Summary Compensation Table” for additional information on such payments.

Say-on-Pay

Our Board of Directors, our Compensation Committee and our management value the opinions of our stockholders. At the 2011 annual meeting of stockholders, more than 97% of the votes cast on our say-on-pay proposal were in favor of our NEO compensation. The Compensation Committee and management reviewed the final vote results and due to the overwhelming support of our stockholders did not make any changes to our executive compensation program as a result. In addition, after reviewing the final results of the votes cast by the Company’s stockholders at the 2011 annual meeting on the frequency of conducting a say-on-pay vote we determined that our stockholders should have the opportunity to vote on a say-on-pay proposal each year. Accordingly, we have included a say-on-pay proposal in this proxy statement and our Board of Directors recommends that you vote FOR this proposal. For more information, see “Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation”.

Impact of Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) allows a federal income tax deduction for compensation exceeding $1 million paid to the Chief Executive Officer and certain other NEOs only if the payments are made under qualifying performance-based plans. All compensation paid to the NEOs is intended to qualify as tax deductible under Section 162(m) of the Code. Additionally, the Compensation Committee remains mindful of the proposed changes relating to the compensation deduction rules under

Section 162(m), which could effect awards granted to certain NEOs. The Compensation Committee will, however, consider awarding compensation to NEOs that is not fully deductible under Section 162(m) of the Code in cases where it is determined to be in the best interest of the Company and stockholders to do so.

Risks Related to Compensation Policies

In keeping with our risk management framework, we consider how risks might hinder our achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent or maintain appropriate levels of motivation for the employees and the risk that compensation may provide unintended incentives. To combat these risks, as noted above, compensation of employees throughout the Company is reviewed in the context of comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, Messrs. Pell and Younes equity holdings in the Company, other than awards granted under the LTIP, are subject to a five-year holding period, as further described under “Certain Relationships and Related Party Transactions — Related Party Transactions — Exchange Agreement”. The other executives’ equity awards, including those held by the other NEOs, are subject to vesting over three- or five- year periods, Messrs. Pell and Younes’ incentive awards are subject to a three-year deferral period, and the recent long-term performance-based awards for Messrs. Pell and Younes, executives, including the other NEOs, and other employees are subject to cliff vesting over three years. We believe both the levels of compensation and the structure of the deferral program have had the effect of retaining key personnel, while mitigating incentives to take excessive risks.

Performance criteria for some of our executives now include firm-wide risk management practices (some relating to mitigating certain of the firm’s key risks and some relating to oversight of the “ordinary course” risks to which the firm is subject). We believe these criteria will provide additional incentives to manage the wide range of risks related to the Company. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Working together, the Compensation Committee and management concluded that our compensation structure did not entail key risks because compensation was assessed near the close of the fiscal year, based on each employee’s performance and the Company’s performance, which is, in turn, based on fee revenues derived from verified market-based values of assets under management. Accordingly, we identified the key compensation-related risks of the Company to be the risk that comparatively low levels of compensation could result in the loss of key employees and as such we intended to pay our employees competitively. We also noted the risk of short-term focus potentially created by declines in the value of employee equity awards. However, we concluded that other aspects of our compensation structure adequately mitigated this risk, such as the long-term equity holdings of our NEOs, the extended vesting horizon of employee equity awards and the mandatory deferral of a portion of employees’, including the NEOs, discretionary annual bonuses. Similarly, the cliff vesting of the LTIP awards encourages both longer-term thinking by recipients of awards and their retention.

Based on the foregoing, our Board of Directors believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee will monitor the effects of its compensation decisions to determine whether compensation-related risks are being appropriately managed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Elizabeth Buse, Chair
Robert Jackson
Francis Ledwidge

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC, except as specifically provided otherwise therein.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table presents summary information concerning the compensation earned during the years ended December 31, 2011, 2010 and 2009 by our NEOs: our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)		Total ($)
Richard Pell Chief Executive Officer	2011	500,000		1,410,000	1,578,549		40,035		3,528,584
	2010	500,000		3,150,000	—		28,864		3,678,864
	2009	427,151		894,000	—		26,690		1,347,841
Rudolph-Riad Younes Head of International and Global Equities	2011	500,000		1,260,000	638,752		40,035		2,438,787
	2010	500,000		3,150,000	—		28,864		3,678,864
	2009	427,151		894,000	—		26,690		1,347,841
Tony Williams President and Chief Operating Officer	2011	300,000		607,600	1,281,426		8,635		2,197,661
	2010	298,333		723,750	549,000		8,635		1,579,718
	2009	280,000		667,500	5,321,295		7,850		6,276,645
Francis Harte Chief Financial Officer	2011	298,333	(4)	430,000	744,676		5,495		1,478,505
	2010	277,500		468,000	270,000		5,495		1,020,995
	2009	250,000		435,000	2,128,508		3,140		2,816,648
Glen Wisher Former President President	2011	262,500	(5)	—	1,210,136	(6)	2,728,813	(7)	4,201,448
	2010	350,000		678,750	549,000		16,485		1,594,235
	2009	350,000		667,500	5,321,295		18,840		6,357,635

(1)	Amounts shown in this column represent the cash portion of the annual discretionary bonus award granted to the individual relative to performance during 2011, 2010 or 2009, as applicable, as well as the deferred portion of the annual award, if any, that was directed into the Company’s mutual funds. The deferred portions of the annual awards that were awarded on February 3, 2012, in respect of the 2011 performance year, to Messrs. Williams and Harte as restricted stock units or restricted stock, are excluded from this column in accordance with SEC rules, but are described below in this footnote. A portion of the total bonus is subject to mandatory deferral and vesting over a three-year period. The deferred portion of these bonuses is as follows: for Mr. Pell, $600,000 for 2011, $1,470,000 for 2010 and $342,000 for 2009, all of which was directed into the Company’s mutual funds; for Mr. Younes, $525,000 for 2011, $1,470,000 for 2010 and $342,000 for 2009, all of which was directed into the Company’s mutual funds; for Mr. Wisher, $562,500 for 2010 and $549,000 for 2009, all of which was awarded as restricted stock units; for Mr. Williams, $397,600 for 2011 awarded as restricted stock, $616,500 for 2010 and $549,000 for 2009, all of which was awarded as restricted stock units; and for Mr. Harte, $220,000 for 2011, $309,600 for 2010 and $270,000 for 2009, all of which were awarded as restricted stock units. In accordance with SEC rules, the deferred portion of the annual discretionary bonus awards that are awarded in restricted stock units or shares are reflected in the year such awards are granted.
(2)	Amounts shown in this column for 2011 represent the aggregate grant date fair value of awards granted in 2011. For Messrs. Pell, Younes, Williams, Harte and Wisher, this includes LTIP awards granted on February 4, 2011 that vest, if at all, only to the extent certain performance or market criteria are met. In accordance with FASB ASC Topic 718, the fair value of the awards with performance criteria is based on management’s estimate of the probable outcome of the performance target and is calculated using the closing price on the grant date. Mr. Younes is the only executive officer with a performance based award. In accordance with FASB ASC Topic 718, market-based criteria awards do not use the grant date fair value to calculate compensation expense, but a fair value derived from a Monte Carlo pricing model as calculated by an independent third party. The model requires management to develop estimates regarding certain input variables. Messrs. Pell, Williams, Harte and Wisher have market based awards. The LTIP awards vest, if at all, only at the three-year anniversary of grant date, commonly referred to as a “three-year cliff vest”, absent limited circumstances. To the extent the market criteria are met at the end of the three-year term for Mr. Wisher, he shall only be entitled to a pro rata portion of his LTIP award; he forfeited 55,991 restricted stock units in connection with his termination.

For Messrs. Wisher, Williams and Harte the 2011 amounts also include restricted stock unit awards granted on February 4, 2011 in respect of 2010 performance as part of their annual discretionary awards based upon their grant date fair value in accordance with FASB ASC Topic 718. The annual discretionary awards granted in 2011 will vest on each of the first three anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date. Amounts in this column do not include dividend equivalents, which were included in the prior years’ proxy statements. We believe it is more accurate to exclude them from the column above.

(3)	Amounts shown in this column reflect Company contributions to the executive’s account under the Company’s nonqualified supplemental retirement plan.
(4)	The salary for Mr. Harte increased to $300,000 on February 1, 2011.
(5)	Mr. Wisher was terminated without cause on September 30, 2011; this reflects the amount of his $350,000 salary actually earned in 2011.
(6)	Amount includes 55,991 restricted stock units granted as a part of Mr. Wisher’s LTIP award that were ultimately forfeited in connection with his termination.
(7)	Amount includes contributions to Mr. Wisher’s account ($16,485) and costs made in connection with his termination without cause on September 30, 2011 in accordance with his separation agreement ($2,712,328). The costs associated with his termination without cause differ from footnote 4 to the “Potential Payments Upon Termination or Change in Control” table, as Mr. Wisher’s restricted stock unit grant made in connection with his 2010 bonus is included in the table above under “Stock Awards”.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning the 2011 grants of plan-based awards to the named executive officers.

Name	Grant Date	Grant Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold (#)	Target (#)	Maximum (#)
Richard Pell	2/04/11	1/24/11	—	172,519	172,519	—	1,578,549
Rudolph-Riad Younes	2/04/11	1/24/11	—	172,519	172,519	—	638,752
Tony Williams	2/04/11	1/24/11	—	72,670	72,670	—	664,930
	2/04/11	12/08/10				41,627	616,496
Francis Harte	2/04/11	1/24/11	—	47,549	47,549	—	435,073
	2/04/11	12/08/10				20,905	309,603
Glen Wisher(4)	2/04/11	1/24/11	—	70,780	70,780	—	647,637
	2/04/11	12/08/10				37,981	562,499

(1)	Includes restricted stock units which will vest, if at all, only at the three-year anniversary of grant date, absent limited circumstances. These awards do not have voting rights.
(2)	Includes restricted stock units granted in 2011 in connection with the 2010 discretionary bonus award, which will vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date. These awards do not have voting rights. Dividend equivalents are awarded on each restricted stock unit in an amount equal to dividends paid on each outstanding share of Class A common stock. Like the restricted stock units, dividend equivalents do not have voting rights and are subject to the same vesting period as the underlying restricted stock units.
(3)	Calculated based in accordance with FASB ASC Topic 718. See footnote 2 to the “2011 Summary Compensation Table” for additional detail on the calculation.
(4)	Includes 55,991 restricted stock units, which were forfeited in connection with Mr. Wisher’s termination.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards as of December 31, 2011, for the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(1)
Richard Pell	—		—	176,869	(2)	$863,121
Rudolph-Riad Younes	—		—	176,869	(2)	$863,121
Tony Williams	185,359	(3)	$904,552	74,502	(4)	$363,570
Francis Harte	79,988	(5)	$390,341	48,748	(6)	$237,890
Glen Wisher	—	(7)	—	15,161	(8)	$73,986

(1)	Calculated based on the closing price of the Company’s Class A common stock on December 30, 2011, which was $4.88.
(2)	Includes 172,519 restricted stock units that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 4,350 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest.
(3)	Includes 121,630 restricted stock units that were granted on September 29, 2009 and vest ratably on each of September 14, 2012, September 13, 2013 and September 15, 2014; 15,522 restricted stock units that were granted on February 5, 2010 and vest ratably on each of February 5, 2012 and February 4, 2013; 41,627 restricted stock units that were granted on February 4, 2011 and vest ratably on each of February 5, 2012, February 4, 2013 and February 3, 2014; and 6,580 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest.
(4)	Includes 72,670 restricted stock units that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 1,832 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest.
(5)	Includes 48,652 restricted stock units that were granted on September 29, 2009 and vest ratably on each of September 14, 2012, September 13, 2013 and September 15, 2014; 7,634 restricted stock units that were granted on February 5, 2010 and vest ratably on each of February 5, 2012 and February 4, 2013; 20,905 restricted stock units that were granted on February 4, 2011 and vest ratably on each of February 5, 2012, February 4, 2013 and February 3, 2014; and 2,797 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest.
(6)	Includes 47,549 restricted stock units that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 1,199 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest.
(7)	Excludes 175,133 restricted stock units and 6,488 restricted stock units issued as dividend equivalents that are no longer subject to forfeiture, but have not yet settled.
(8)	Includes 14,789 restricted stock units that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance of the LTIP is achieved; and 372 restricted stock units that were issued as dividend equivalents and vest at the same time, and to the same extent, that the restricted stock units to which they relate vest. This does not include 55,991 restricted stock units and 829 dividend equivalents all of which were forfeited as part of his termination.

2011 Option Exercises and Stock Vested

The following table sets forth information concerning the equity awards that vested during 2011.

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard Pell	—	—
Rudolph-Riad Younes	—	—
Tony Williams	49,621	476,276
Francis Harte	20,570	201,487
Glen Wisher	231,242	1,921,979

(1)	Includes vesting of one-fifth of the awards granted on September 29, 2009 totaling 40,543 restricted stock units for Messrs. Wisher and Williams and 16,217 restricted stock units for Mr. Harte, vesting of one-third of the awards granted on February 5, 2010 totaling 7,760 for Messrs. Wisher and Williams and 3,816 restricted stock units for Mr. Harte. Also includes dividend equivalents on such awards representing 1,318 restricted stock units for Messrs. Wisher and Williams and 537 restricted stock units for Mr. Harte. Mr. Wisher’s amounts also include 175,133 restricted stock units and 6,488 restricted stock units issued as dividend equivalents that were no longer subject to forfeiture upon Mr. Wisher’s termination on September 30, 2011 and will settle according to the original vesting schedule.
(2)	Calculated based on the closing price of the Company’s Class A common stock on the date of vesting.

2011 Nonqualified Deferred Compensation Table

The following table sets forth information concerning the nonqualified deferred compensation benefits of the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (losses) in Last FY ($)(3)	Aggregate Withdrawals or Distributions(4)	Aggregate Balance at Last FYE ($)
Richard Pell
Nonqualified supplemental retirement plan	—	40,035	16,319	—	550,813
Mandatory bonus deferral program	600,000	—	(167,347)	140,571	2,178,717
Rudolph-Riad Younes
Nonqualified supplemental retirement plan	—	40,035	10,830	—	370,860
Mandatory bonus deferral program	525,000	—	(352,438)	136,884	1,913,353
Tony Williams
Nonqualified supplemental retirement plan	—	8,635	1,891	—	65,412
Mandatory bonus deferral program	—	—	5,472	351,420	141,113
Francis Harte
Nonqualified supplemental retirement plan	—	5,495	1,361	—	46,761
Mandatory bonus deferral program	—	—	(159)	67,334	33,172
Glen Wisher
Nonqualified supplemental retirement plan	—	16,485	6,071	—	205,543
Mandatory bonus deferral program	—	—	9,908	361,336	151,437
RSUs not subject to forfeiture(5)	—	1,445,703	(559,393)	—	886,310

(1)	For Messrs. Pell and Younes, represents amounts deferred in conjunction with the Company’s Incentive Award and Special Deferred Compensation Award program, which relate to the 2011 performance year and were awarded in February 2012. Such deferrals for Messrs. Pell and Younes were directed into the Company’s mutual funds and are shown in the “Bonus” column of the “2011 Summary Compensation Table”. For Messrs. Williams and Harte, there are no contributions because their deferrals are awarded in the form of restricted stock units or restricted stock and, in accordance with SEC guidelines, are excluded from this table, but are described in footnote 1 to the “2011 Summary Compensation Table”. These awards vest ratably over the shorter of the three-year vesting period or that date that an individual is eligible for retirement and are reflected within compensation expense in a similar manner.
(2)	Represents the Company’s contribution to the named executive officers’ accounts under our nonqualified supplemental retirement plans which are included in the “All Other Compensation” column of the “2011 Summary Compensation Table”, as well as, for Mr. Wisher, the removal of forfeiture provisions as described in footnote 5 below.
(3)	With respect to the nonqualified supplemental retirement plan, represents the earnings on each officer’s respective account. With respect to the mandatory bonus deferral program, the amounts represent the earnings associated with the awards deferred into the Company’s mutual funds.
(4)	Includes the distribution, upon vesting, of awards previously deferred into the Company’s mutual funds.
(5)	Represents 175,133 restricted stock units and 6,488 restricted stock units issued as dividend equivalents, which were no longer subject to forfeiture as of Mr. Wisher’s termination on September 30, 2011, but are unsettled as of December 31, 2011. These restricted stock units will settle according to the original vesting schedule. Amount included in “Registrant Contributions in Last FY” represents the fair value of these restricted stock units on the date of Mr. Wisher’s termination based on the stock price of $7.96. Amount included in “Aggregate Earnings (losses) in Last FY” represents the change in stock price between September 30, 2011 (the date of Mr. Wisher’s termination without cause) of $7.96 and December 30, 2011 of $4.88.

We offer a nonqualified supplemental retirement plan to our NEOs. This plan is an unsecured obligation of the Company. The contribution amount is determined by multiplying the individual’s base salary in excess of the compensation limit for determining contributions to qualified plans mandated by the Internal Revenue Service in effect for the plan year by 15.7%.

Under the Company’s mandatory deferral program, annual incentive awards are awarded in the Company’s sole discretion to certain employees and officers. The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document. The deferred portion of the incentive award generally vests and is paid (as it relates to those awards directed into the Company’s mutual funds, restricted stock units and restricted stock) in equal installments over three years (with the exception of the awards granted on September 29, 2009, which generally vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date) commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid, as long as the participant remains employed by the Company through the applicable vesting date, unless otherwise provided in the executive’s separation agreement. A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program. If a participant’s employment terminates by reason of the participant’s death, “disability”, “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation (other than awards granted at the time of the IPO) and the deferred amounts will be paid in accordance with the payment schedule described above. A “qualifying termination” means a termination as a result of the permanent elimination of the participant’s job position or any termination by the company (or its successor) without cause following a “change in control” (as the term is defined in the program).

Potential Payments upon Termination or Change in Control

We entered into employment agreements (see “— Employment Agreements”) that provide for compensation to the named executive officers in the event of certain types of termination of employment. In addition, the terms of our restricted stock unit and restricted stock awards, other than the restricted stock awards granted at the time of our IPO, provide for (1) vesting and settlement of outstanding restricted stock units or restricted stock, as applicable, upon a termination resulting from a change in control and (2) vesting, but not settlement, of outstanding restricted stock units or restricted stock, as applicable, upon a termination due to death, disability or retirement or a termination by the Company without cause (upon any such termination, restricted stock units or restricted stock, as applicable, will settle on their originally scheduled settlement dates). Further, our mandatory bonus deferral program provides for vesting, but not settlement, of deferred bonus amounts upon a termination due to death, disability or retirement or a “qualifying termination,” as described in further detail in the “2011 Nonqualified Deferred Compensation Table” and the narrative accompanying such table.

The table below provides details of the nature and amounts of compensation that would have been payable to each named executive officer, other than Mr. Wisher, if his employment had been terminated as of December 31, 2011. Except as described in the table below, each such named executive officer would not have been entitled to cash severance payments upon a termination of employment. In addition to the amounts described in the table below, upon a termination of employment, each such named executive officer would have been entitled to receive any benefits under the terms of our welfare and benefit plans and programs generally available to all salaried employees, including payment of accrued but unpaid salary and benefits.

The details for Mr. Wisher describe the amount of compensation paid to him upon his termination without cause as of September 30, 2011.

All amounts are estimates only, with the exception of those presented for Mr. Wisher, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event. The value associated with the restricted stock units and restricted stock for the named executive officers that are no longer subject to forfeiture, other than Mr. Wisher, is based on the closing market price of our common stock on December 30, 2011, which was $4.88. The value associated with the removal of the service requirements related to Mr. Wisher’s restricted stock units is based on the closing market price of our common stock on September 30, 2011, the date of his termination, which was $7.96.

The actual value of restricted stock units and restricted stock will vary based on the actual price of the shares underlying the restricted stock units or restricted stock as of the dates of vesting and settlement.

Name	Termination Due to Death or Disability ($)		Involuntary Not for Cause Termination ($)		Retirement ($)(1)	Change in Control Termination ($)
Richard Pell(2)	1,578,717		1,578,717		1,578,717	1,578,717
Rudolph-Riad Younes(2)	1,388,353		1,388,353		0	1,388,353
Tony Williams(3)	1,817,956	(3)(a)	5,674,707	(3)(b)	0	5,674,707	(3)(b)
Francis Harte(3)	973,125	(3)(a)	3,383,066	(3)(b)	0	3,383,066	(3)(b)
Glen Wisher(4)	N/A		3,014,656		N/A	N/A

(1)	As of December 31, 2011, of the named executive officers, only Mr. Pell was retirement eligible.
(2)	The amounts shown in the table for each of Messrs. Pell and Younes reflect his aggregate unvested deferred bonus amount as of December 31, 2011 that is no longer subject to forfeiture upon a termination due to death, “disability,” “retirement” or a “qualifying termination,” which means a termination as a result of the permanent elimination of his job position or any termination by the Company (or its successor) without cause following a “change in control” (such terms are defined in the deferral program). If the amounts were no longer subject to forfeiture, settlement would not have occurred until the originally scheduled settlement dates.
(3)	The amounts shown in the table for Messrs. Williams and Harte reflect the payments and benefits as described below to which each would have been entitled if his employment had been terminated by death, “disability” or by the Company without “cause” (as such terms are described in the employment agreements). Please refer to “— Employment Agreements” for further description of the termination of employment provisions contained in the named executive officers’ employment agreements.

(a)	Termination due to Death or Disability: (i) $0 for earned but unpaid bonuses for 2010 for each of Messrs. Williams and Harte, as bonuses with respect to 2010 were paid during 2011 prior to December 31, 2011; (ii) a pro rata bonus equal to $1,340,250 for Mr. Williams and $777,600 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2011, of the greater of (x) the bonus granted for 2010 performance of $1,340,250 for Mr. Williams and $777,600 for Mr. Harte and (y) the average bonus granted for 2010, 2009 and 2008 performance of $1,268,917 for Mr. Williams and $694,200 for Mr. Harte); (iii) $57,706 for Mr. Williams and $23,082 for Mr. Harte for pro rata vesting of the restricted stock units granted to the executive at the time of the IPO that were scheduled to vest with respect to the year in which he was terminated due to death or “disability”; and (iv) aggregate unvested deferred bonus amounts that are no longer subject to forfeiture for each of Messrs. Williams and Harte as of December 31, 2011, including unvested restricted stock units, totaling $420,000 for Mr. Williams and $172,442 for Mr. Harte (if the awards remained subject to forfeiture, settlement would not have occurred until the originally scheduled settlement dates).
(b)	Involuntary Not for Cause Termination and Change in Control Termination: (i) continued payments of base salary for the remaining term in accordance with his respective employment agreement, which as of December 31, 2011 was 24 months, totaling $600,000 each for Messrs. Williams and Harte; (ii) unpaid bonus for 2011 for Mr. Williams of $1,340,250 and Mr. Harte of $777,600, as bonuses earned with respect to 2011 were not paid prior to December 31, 2011 (calculated as 100%, as the executives were employed for all of 2011, of the greater of (x) the bonus granted for 2010 performance of $1,340,250 for Mr. Williams and $777,600 for Mr. Harte and (y) the average bonus granted for 2010, 2009 and 2008 performance of $1,268,917 for Mr. Williams and $694,200 for Mr. Harte; (iii) a pro rata bonus equal to $2,680,500 for Mr. Williams and $1,555,200 for Mr. Harte (calculated as 200%, as the executives were employed for all of 2011, of the greater of (x) the bonus granted for 2010 performance of $1,340,250 for Mr. Williams and $777,600 for Mr. Harte and (y) the average bonus granted for 2010, 2009 and 2008 performance of $1,268,917 for Mr. Williams and $694,200 for Mr. Harte); (iv) $40,404 for the employer’s portion of continued medical and dental premiums for each executive until the end of the two-year employment term; (v) aggregate unvested deferred bonus amounts that are no longer subject to forfeiture for Messrs. Williams and Harte as of December 31, 2011, including unvested restricted stock units, totaling $420,000 for Mr. Williams and $172,442 for Mr. Harte (if the awards remained subject to forfeiture, settlement would not have occurred until the originally scheduled settlement dates); and (vi) continued vesting of all unvested restricted stock units granted to the executive at the time of the IPO, totaling $593,552 for Mr. Williams and $237,420 for Mr. Harte. If the Company elects not to renew the employment agreement of Messrs. Williams or Harte and such executive is willing and able to provide services in circumstances that constitute an involuntary termination, such executive will be entitled to these payments and benefits.
(4)	The amounts shown in the table for Mr. Wisher reflects the actual payments and benefits as described below that he received when his employment was terminated without cause in September 2011. Mr. Wisher’s entitlements were calculated in accordance with his separation agreement and include: (i) continued payments of base salary in accordance with his employment agreement, which as of September 30, 2011 was 18 months, totaling $525,000; (ii) unpaid bonus for 2011 of $930,938, as bonuses earned with respect to 2011 were not paid as of September 30, 2011 (calculated as 75%, as Mr. Wisher was employed for nine months of 2011, of the greater of (x) the bonus granted for 2010 performance of $1,241,250 and (y) the average bonus granted for 2010, 2009 and 2008 performance of $1,235,917); (iii) $20,202 for the employer’s portion of continued medical and dental premiums for the remainder of his employment term; (iv) an aggregate unvested deferred bonus amount as of September 30, 2011 that is no longer subject to forfeiture, including unvested restricted stock units, totaling $570,342 based on the closing price of our common stock of $7.96 which is the day of Mr. Wisher’s separation agreement; and (v) unvested restricted stock units granted to Mr. Wisher at the time of the IPO as of September 30, 2011 that are no longer subject to forfeiture, totaling $968,175 based on the closing price of our common stock of $7.96 which is the day of Mr. Wisher’s separation agreement. Mr. Wisher forfeited 55,991 restricted stock units relating to his LTIP award in connection with his termination.

Please refer to “— Employment Agreements” for further description of the termination of employment provisions contained in the employment agreements.

No compensation is expected to be payable to the named executive officers in the event of a change in control of the Company in the absence of a termination event. However, upon a change of control of the Company (as defined in the Exchange Agreement), the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units pursuant to the Exchange Agreement will cease. In addition, the non-compete and non-solicitation provisions to which the Principals are subject under the Exchange Agreement will terminate if a change of control or a potential change of control occurs and the relevant Principal is terminated by us without cause or resigns with good reason (in each case as such terms are defined in the Exchange Agreement, see “Relationships and Related Person Transactions — Exchange Agreement”). Further, if Messrs. Williams or Harte are terminated by the Company as a result of a change in control (as defined in the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their outstanding restricted stock units will lapse as of the date of the change in control as described above.

Employment Agreements

We entered into employment agreements with each of our named executive officers in September 2009 prior to the Company’s initial public offering, and employment agreements for Messrs. Williams and Harte were amended in November 2011. The terms of the employment agreements, including base salary and bonus amounts, were determined based on discussion between the parties and the judgment of the Company. Employment agreements and compensation levels at peer companies were reviewed to inform this judgment, with a particular focus on peer companies with similar levels of assets under management, but the Company did not attempt to target any component or aggregate amount of the compensation under any employment agreements to any reference point.

The agreements with Messrs. Pell and Younes provide that Mr. Pell will serve as our Chief Executive Officer and Chief Investment Officer and Mr. Younes will serve as our Head of International Equity. Pursuant to their employment agreements, Messrs. Pell and Younes each receive an annual base salary of not less than $500,000, and an annual bonus for each calendar year, which were targeted at a minimum of $3,500,000 annually for each of the first two years after the date of the IPO. The employment agreements also provide that each of Messrs. Pell and Younes is eligible to participate in our employee benefit plans. The agreements will be in effect until terminated by either Mr. Pell or Mr. Younes, as applicable, or us. If Mr. Pell’s or Mr. Younes’ employment is terminated by us or if Mr. Pell’s or Mr. Younes’ employment terminates due to resignation, death or permanent incapacity, Mr. Pell or Mr. Younes, as applicable (or his estate or representative), shall receive: (i) any accrued but unpaid base salary (and other vested and accrued employee benefits) through the termination date; and (ii) any earned but unpaid annual bonus relating to a bonus year completed prior to his termination of employment and determined in accordance with applicable bonus procedures. The agreements include customary non-disparagement and confidentiality provisions, and provisions that all work product produced by Mr. Pell or Mr. Younes, as applicable, in the course of employment belong to us. Finally, the agreements also permit Messrs. Pell and Younes to refer, in the context of future employment or investment management activities, to the track record of funds managed by us for which Mr. Pell or Mr. Younes, as applicable, had management or investment authority, so long as such future activities are not prohibited by the non-competition provisions set out in the Exchange Agreement.

The agreements, as amended, for Messrs. Williams and Harte provide that Mr. Williams will serve as our President and Chief Operating Officer and Mr. Harte as our Chief Financial Officer. The agreements are each effective for an initial term (through December 31, 2013). At the end of the initial term, each agreement will automatically renew for an additional year and each year thereafter, unless either party gives notice of intent not to renew the agreement at least 90 days prior to the end of the term. Pursuant to the respective agreements, Messrs. Williams and Harte will each receive an annual base salary of $300,000, as discussed in the “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salary”. In addition, each of the employment agreements provides for an annual bonus for each calendar year. The employment agreements also provide that each of the executive officers will be eligible to participate in our employee benefit plans on the same terms as other similarly situated employees.

If Mr. Williams or Mr. Harte, as applicable, is terminated by the Company without “Cause” (whether or not related to a change in control) after the end of the initial term, he will be entitled to: (i) continued payment of his base salary for 12 months; (ii) a bonus payment equal to the higher of (A) the average of the discretionary bonuses awarded to him during the most recent three years or (B) the discretionary bonus awarded to him in the immediately preceding year; (iii) an additional prorated bonus equal to the bonus to be awarded as calculated in clause (ii); (iv) continued vesting or lapse of restrictions of his initial restricted stock unit award; (v) lapse of restrictions on all unvested deferred bonuses; and (vi) all other benefits as described in the original employment agreements.

If Messrs. Williams or Harte, as applicable, is terminated by the Company (i) without “Cause” (whether or not related to a change in control), on or before the end of the initial term, (ii) without “Cause” within two years of a change in control that occurs on or before the end of the initial term, or (iii) for “Good Reason” within two years following a change in control, he will be entitled to the sums or benefits described in paragraphs 6(b)(i), (iv), (v) and (vii) of the amended employment agreements, plus (A) continued payment of his base salary for 24 months; (B) a bonus payment equal to two times the higher of (x) the average of the discretionary bonuses awarded to him during the most recent three years or (y) the discretionary bonus awarded to him in the immediately preceding year; and (C) an amount in cash based on the amount of the pension contribution made or credited to the pension plans in the two immediately preceding plan years.

“Good Reason” means: (i) a substantial and material diminution of responsibilities, duties, authority, title or a change in reporting structure of Messrs. Williams or Harte, as applicable; (ii) the failure by the Company to pay compensation or provide benefits to Messrs. Williams or Harte, as applicable, as and when required by the amended employment agreements; (iii) a material reduction in annual incentive compensation except as a result of neglect or failure in any material respect to perform or to discharge his duties or the imposition of similar reductions affecting all senior officers of the Company and its subsidiaries, or all senior officers of the successor to the Company’s business; (iv) requiring Messrs. Williams or Harte, as applicable, to relocate his office more than 40 miles from its present location; or (v) the failure by the Company to assign the amended employment agreements to any successor to the Company’s business; provided, however, “Good Reason” shall not exist unless Messrs. Williams or Harte, as applicable, gives the Company written notice specifying a “Good Reason” event and the Company fails to cure such event within 30 days of having been given such written notice.

If Messrs. Williams or Harte dies or becomes disabled during the term of his agreement, he will be entitled to accrued benefits and payments of the annual bonus and pro rata bonus described above. In addition, a percentage of restricted stock unit awards granted at the time of the IPO that would have vested with respect to the year of termination due to death or disability will vest, determined by dividing the number of days the executive was employed in that year by 365. In addition, all unvested deferred bonus amounts including unvested restricted stock units will vest upon termination due to death or disability.

As a condition to the receipt of any payments or benefits upon termination, Messrs. Williams and Harte each agrees that he will not compete with the Company and its affiliates (unless the Company elects not to renew the agreement or terminates the agreement for any reason other than “cause”) and will not solicit any clients or employees of the Company or its affiliates for a period of 12 months following termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2011, with respect to the Artio Global Investors Inc. 2009 Stock Incentive Plan under which the Company’s Common Stock is authorized for issuance.

Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,760,442	(1)	—	4,798,984	(1)
Equity compensation plans not approved by stockholders	—		—	—
TOTAL	3,760,442		—	4,798,984

(1)	Reflects shares that may be issued to settle outstanding restricted stock units that have been granted to employees including the maximum amount of restricted stock units which may be earned under the LTIP.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution. This proposal is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the stockholders approve the named executive officer compensation of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the 2012 proxy statement set forth under ‘Executive Compensation.”’

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURE CONTAINED IN THE 2012 PROXY STATEMENT SET FORTH UNDER THE HEADING “EXECUTIVE COMPENSATION”. PROXIES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In September 2009, our Board adopted a written policy, the “Related Person Transaction Policy” pursuant to which the Nominating and Corporate Governance Committee of our Board must approve or ratify any related person transaction. A copy of the Related Person Transaction Policy is available on the Company’s website at www.ir.artioglobal.com. All Related Persons (defined below) are required to report to our Corporate Secretary any related person transaction prior to its inception and the Corporate Secretary and Chair of the Nominating and Corporate Governance Committee will determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration.

For the year ended December 31, 2011, no related person transaction was reported to the Corporate Secretary or the Nominating and Corporate Governance Committee.

Our Related Person Transaction Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Transaction Policy provides that the following transactions shall be deemed pre-approved by the Nominating and Corporate Governance Committee: (i) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000; (ii) transactions in which the Related Person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (iii) transactions in which the Related Person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (iv) transactions in which the Related Person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company; (v) compensation arrangements of any executive officer, other than an individual who is an Immediate Family Member of a Related Person, if such arrangements have been approved by the Compensation Committee; and (vi) director compensation arrangements, if such arrangements have been approved by the Board.

A “Related Person”, as defined in our Related Person Transaction Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company; any Immediate Family Member (which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law) or any person sharing the household (other than a tenant or employee) of a director or executive officer of the Company; any nominee for director and the Immediate Family Members of such nominee; and a beneficial owner of 5% or more of the Company’s voting securities or any Immediate Family Member of such owner.

If we become aware of an existing related person transaction that has not been approved under the Related Person Transaction Policy, the transaction will be referred to the Nominating and Corporate Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Any director who may have an interest in a related person transaction will not participate in the vote to approve such related person transaction.

Related Person Transactions

The following is a summary of material provisions of various transactions we entered into with our executive officers, management, directors or 5% or greater stockholders through 2011. The form of each agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following descriptions are qualified by reference thereto.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with our Principals and GAM pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the New Class A Units or upon conversion of the Class C common stock, respectively, held or acquired by them. Under the registration rights agreement, the Principals and GAM have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement provides our Principals and GAM with the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Shareholders’ Agreements

In connection with our IPO, GAM entered into a shareholders’ agreement with us under which it agreed that, as long as GAM owns shares of our Common Stock constituting at least 10% of the aggregate number of shares outstanding of our Common Stock, the agreement will permit it to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board in lieu of exercising such observer rights. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our Board but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brand name pursuant to the transition services agreement between us and GAM and (ii) GAM ceases to own at least 5% of the outstanding shares of our Common Stock.

Mr. Pell entered into a shareholders’ agreement with us under which, if he ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sales under the Exchange Agreement (described below) terminate.

Mr. Younes entered into a shareholders’ agreement with us under which he is entitled to attend meetings of our Board as an observer until the later of the date upon which (i) he ceases to be employed by us and (ii) the restrictions on sales under the Exchange Agreement (described below) terminate.

Exchange Agreement

In connection with our IPO, the Principals entered into an Exchange Agreement with us under which, from time to time, each Principal (and certain of his permitted transferees, including the GRATs) has the right to exchange his New Class A Units, which represent membership interests in Holdings, for shares of Class A common stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Any exchange of New Class A Units is generally a taxable event for the exchanging Principal. As a result, each Principal is permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange (calculated at an assumed tax rate, which is subject to change), based upon, at the irrevocable written election of the Principals or their permitted transferees at the time of an exchange, either the stock price on the date of the exchange or the offering price of the Class A common stock in the case of a public offering. In addition, each Principal is permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after September 23, 2010 and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries. As a Principal exchanges New Class A Units for shares of our Class A common stock, our membership interests in Holdings will be correspondingly increased, the Principal’s corresponding shares of Class B common stock will be cancelled and existing holders of Class A common stock will be diluted. The restrictions on sales described above will terminate with respect to each Principal upon the occurrence of: (i) any breach by us of any of the agreements we have with such Principal that materially and adversely affects such Principal, after notice and an opportunity to cure; (ii) conduct by us of any business other than through our operating company or any of our operating company’s subsidiaries; (iii) any change of control (as defined below); or (iv) the dissolution, liquidation or winding up of Holdings. As used in the Exchange Agreement, the prohibition on “selling” Class A common stock is defined broadly to prohibit a Principal from pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any of his shares of Class A common stock or his New Class A Units (other than transfers to permitted transferees) or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or New Class A Units, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The Exchange Agreement also includes non-solicit and non-competition covenants that preclude each Principal from soliciting our employees or customers and from competing with our business generally in the period beginning with the closing of the IPO and ending two years after termination of his employment with us. The non-compete and non-solicitation provisions will terminate if a “change of control” or a “potential change of control” occurs and the relevant Principal is terminated by us without cause or resigns with good reason.

A “change of control” occurs under the Exchange Agreement when: (i) any person or group, other than the Principals, GAM and their permitted transferees (or any group consisting of such persons), (a) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the company or, in the context of a consolidation, merger or other corporate reorganization in which the company is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (b) has obtained the power (whether or not exercised) to elect a majority of the Board (or equivalent governing body) of our company or its successors; (ii) the Board (or equivalent governing body) of our Company or its successors shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of the IPO and subsequently elected directors whose election is approved by the continuing directors; (iii) we or our successors, alone or together with the Principals and the permitted transferees of the Principals, cease to own 50% or more of the equity interests of Holdings; or (iv) all or substantially all the assets of our Company or Holdings are sold.

A “potential change of control” will deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change of control; (ii) the Board of our Company adopts a resolution to the effect that a potential change of control has occurred; (iii) any person commences a proxy contest, files solicitation material with the SEC, files a Statement on Schedule 13D with the SEC or commences a tender offer or exchange offer for any of the outstanding shares of our Company’s Common Stock, and a change of control occurs within nine months following any of such events; or (iv) any person commences discussions or negotiations with our Company regarding the appointment or nomination of one or more individuals as a director(s) of our Company, or commences discussions or negotiations with our Company regarding the sale or other disposition of a material product line of our Company or of a material portion of our Company’s assets, and a change of control occurs as a result of any such event or events within nine months following any such event or events.

In 2010, each Principal sold or exchanged 7.2 million New Class A Units for 7.2 million restricted shares of Class A common stock. At the time of the exchanges and sales, 7.2 million shares of Class B common stock were surrendered by each of the Principals and canceled.

Also in 2010, in order to enable the Principals to sell shares of Class A common stock to cover their taxes payable, as defined in the exchange agreement, as amended, on the exchanges discussed above, 4.2 million shares of Class A common stock were issued to the public in connection with our June 2010 synthetic secondary offering (“Secondary Offering”), including 0.4 million shares issued to the underwriters that exercised a portion of their option to purchase shares of Class A common stock. The net proceeds were used to purchase and retire 2.1 million shares of Class A common stock from each Principal. We did not retain any of the proceeds related to the Secondary Offering.

Following the exchanges in 2010, each Principal retained 600,000 New Class A Units, representing an approximate 1% interest in Holdings, which are accounted for as non-controlling interests.

Amended and Restated Limited Liability Company Agreement of Holdings

As a result of the reorganization and IPO, Holdings is the sole owner of Investment Adviser. The form of the operating agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of Holdings, we control all of its affairs and decision making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business. However, any issuance by Holdings of equity interests other than New Class A Units and any voluntary dissolution generally will require the consent of all members, including the Principals. In addition, any amendments to the operating agreement will require the consent of each Principal until such Principal (together with his permitted transferees) holds less than 2% of the equity interests of Holdings. The consent of each Principal also will be required for amendments to certain fundamental provisions of the operating agreement.

In accordance with the operating agreement, net profits and net losses of Holdings will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses are currently allocated approximately 98% to us and approximately 2% to each of our Principals.

The holders of New Class A Units, including us, generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses are generally allocated to its members, including us, pro rata in accordance with the percentages of their respective New Class A Units. The operating agreement requires pro rata cash distributions to the members of Holdings in respect of taxable income allocated to such members. The cash distributions to the holders of its New Class A Units for this purpose are calculated at an assumed tax rate. Further, taxable income of Holdings for this purpose is calculated without regard to (i) any deduction arising out of any exchange pursuant to the Exchange Agreement and (ii) any deduction that we determine is not available to any member, determined as if all members were individuals, for interest expense in respect of the indebtedness incurred by it in connection with the IPO (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before the IPO, up to the aggregate amount of such indebtedness).

The operating agreement provides that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to Holdings and it shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Holdings, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Amended and Restated Limited Liability Company Agreement of Investment Adviser

In connection with the IPO and related reorganization transactions, we amended and restated Investment Adviser’s operating agreement. This resulted in the complete acceleration of the unvested portion of the Class B profits interests of the Principals, the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to Investment Adviser and the conversion of Investment Adviser’s multiple-class capital structure into a single new class of membership units.

Tax Receivable Agreement

Pursuant to the Exchange Agreement described above, from time to time we have been, and in the future we may be, required to acquire New Class A Units from the Principals in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by the Principals. Holdings has made an election under Section 754 of the Code effective for each taxable year in which such an exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of Holdings with respect to such New Class A Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

In connection with the IPO, we entered into a tax receivable agreement with the Principals requiring us to pay 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis created by each Principal’s exchanges described above. For purposes of the tax receivable agreement, reduction in tax payments will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Holdings. The term of the tax receivable agreement commenced upon the completion of the IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any New Class A Units that the Principals or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the Principals using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, depends on a number of factors, including the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

In 2010 and 2009, the Principals sold or exchanged a total of 16.8 million New Class A Units for an equivalent number of shares of Investors’ Class A common stock. The tax benefits arising from the resultant step-up in tax basis became determinable and based on the exchange dates, an aggregate deferred tax asset of $199.6 million was established for the estimated future tax benefits resulting from the amortization of the increased tax basis. Of the deferred tax asset recorded at the time of the exchanges, $169.7 million, representing 85% of the benefits, was recorded in Due under tax receivable agreement, and the remaining 15%, or $29.9 million, was recorded in Additional paid-in capital on the Consolidated Statement of Financial Position. In 2011, no New Class A Units were sold or exchanged.

The majority of our deferred tax assets are recoverable over a 15-year period assuming no changes in the relevant tax law. Recovery will depend on our ability to generate sufficient taxable income. The step-up in tax basis resulting from the exchanges of New Class A Units resulted in $197.0 million of deferred tax assets, which would require annual average taxable income of $32.8 million (at an estimated effective tax rate of 40%) to be recovered in full. Although the current level of assets under management has decreased since the step-up occurred, based on several factors, including historical taxable income, we believe that it is more likely than not that there will be sufficient annual taxable income to realize the deferred tax asset and, therefore, no valuation allowance is necessary. We realized $8.8 million of this deferred tax asset in 2011 and expect to realize approximately $9.0 million of this deferred tax asset in 2012.

The tax benefits arising from the step-up in tax basis will be shared between us and the Principals under the tax receivable agreement. If we are unable to utilize all of the tax benefits from the step-up in tax basis, 85% of the unused amount, representing the Principals’ portion of such benefits, will reduce the amounts payable to them, which are classified as Due under tax receivable agreement on our Consolidated Statement of Financial Position, and the remaining 15% will be charged to Income taxes on our Consolidated Statement of Operations.

The payments under the tax receivable agreement are not conditioned on the Principals maintaining an ownership interest in us. Payments under the tax receivable agreement are expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings. In addition, the availability of the tax benefits may be limited by changes in law or regulations, possibly with retroactive effects.

Transition Services and Indemnification Agreements

In connection with the IPO, we entered into an indemnification and co-operation agreement with GAM under which it will indemnify us for any future losses relating to certain of our legacy activities. In addition, we entered into a transition services agreement with Julius Baer Group Ltd., pursuant to which Julius Baer Group Ltd. will provide us with certain services in connection with the operation of our business.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Other Related Person Transactions

We earn management fees from advising our SEC-registered mutual funds, which are marketed using the Company brand. We provide investment management services to our mutual funds pursuant to investment management agreements with the funds, which are subject to annual review and approval by their boards. We also derive investment management revenue from sub-advising certain offshore funds sponsored by affiliates of GAM. Revenues related to these services are reported as investment management fees.

Investment management fees earned from providing investment management services to our mutual funds are as follows:

Year ended December 31, 2011	$158.9 million
Year ended December 31, 2010	$189.0 million
Year ended December 31, 2009	$173.3 million

Investment management fees earned from sub-advising certain off-shore funds sponsored by affiliates of GAM are as follows:

Year ended December 31, 2011	$2.2 million
Year ended December 31, 2010	$2.7 million
Year ended December 31, 2009	$1.9 million

We held investments in registered investment companies sponsored by Investment Adviser (in which certain of our employees had the choice of investing their deferred bonuses) totaling $10.2 million, $9.1 million, $7.9 million as of December 31, 2011, 2010 and 2009, respectively. Net gains (losses) on securities held for deferred compensation were $(1.1) million, $1.1 million and $2.0 million for 2011, 2010 and 2009, respectively.

There were no allocated expenses for the years ended December 31, 2011, 2010 and 2009.

Grantor Retained Annuity Trusts

In September 2009, each of our Principals transferred a portion of his existing Class B profits interest in Investment Adviser to a GRAT for which such Principal serves as settlor and trustee. The Principals, together with the GRATs, contributed their Class B profits interests to Holdings in connection with the IPO in exchange for New Class A Units in Holdings. Each GRAT also acquired a number of shares of our Class B common stock corresponding to the number of New Class A Units it received. In December 2010, each Principal contributed a portion of his interest in the Company to a second GRAT. As of March 1, 2012, the GRATs no longer own any shares of our Class A common stock.

Pursuant to SEC rules, each Principal is considered the beneficial owner of the securities held by each GRAT for which he serves as settlor and trustee.

The GRATs (together with certain permitted transferees of the Principals) generally have the same rights and obligations as the Principals (including consent rights) under each of the agreements described in this “Related Person Transactions” section, and each reference to a “Principal” in this section should be deemed to include the GRATs and such permitted transferees.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management. Based on the Audit Committee’s review of the audited financial statements as of and for the fiscal year ended December 31, 2011, and its discussions with management regarding such audited financial statements, and its receipt of written disclosures and the statement from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence”, its discussions with the independent registered public accountants regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended (Communication with Audit Committees, AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, its discussions with the independent registered public accountants regarding significant deficiencies and material weaknesses, if any, in the Company’s system of internal control over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

In the performance of its oversight duties and responsibilities, during the fiscal year ended December 31, 2011, the Audit Committee also reviewed the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 with both management and the Company’s independent registered public accountants; reviewed the Company’s quarterly earnings releases; reviewed periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures and the status of the effectiveness of internal control over financial reporting; and reviewed and discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Audit Committee of the Board of Directors

Duane R. Kullberg, Chair
Robert Jackson
Francis Ledwidge

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2012. While stockholder ratification is not required, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Fees Billed to the Company by KPMG LLP During Fiscal Years Ended 2011 and 2010

Audit Fees

Audit fees, including expenses, billed to the Company by KPMG LLP were $0.8 million in 2011 and $0.9 million in 2010. Audit fees include professional services for the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the review of interim quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as stand-alone audits of certain of its subsidiaries. The fees include audits of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 for the years ended 2011 and 2010.

Audit-related Fees

The Company paid audit-related fees and expenses to KPMG LLP of $0.2 million in 2011, compared with $0.5 million in 2010, for audits of Company-sponsored retirement plans’ financial statements, certain Company-sponsored institutional investment vehicles and services related to the Company’s filing of the registration statement on Form S-1 filed in June 2010.

Taxes

The Company paid tax fees and expenses to KPMG LLP for tax compliance and consulting services of $0.3 million in 2011 and $0.8 million in 2010.

All Other Fees

KPMG LLP only provided the services described above in 2011 and 2010.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee pre-approved all such audit and non-audit services by KPMG LLP that were performed during the year ended December 31, 2011.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services, as well as non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee, or its Chair. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee, or its Chair. The Chair will present any decisions to the full Audit Committee at the next regularly scheduled meeting. All requests or applications for the independent registered public accountants to provide services to the Company shall be submitted to the Audit Committee by the Chief Financial Officer or one of the Controllers and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the Annual Meeting. However, if other matters are presented, it is the intention of the persons designated as the Company’s proxies to vote in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended December 31, 2011, all applicable filings were timely made except that the Company filed late Forms 4 on June 1, 2011, for Messrs. Harte, Wisher and Williams to report their receipt of dividend equivalents relating to their holdings of restricted stock units.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder proposals intended to be included in the proxy statement relating to the Company’s 2013 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than the close of business on November 21, 2012, and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2013 annual meeting must comply with the requirements set forth in our bylaws and must be delivered to the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than March 12, 2013, but no earlier than February 10, 2013, or such notice will be considered untimely under our bylaws. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2013 annual meeting. The deadlines above are calculated by reference to the date of this year’s Annual Meeting.

If the date of next year’s annual meeting is scheduled earlier than April 11, 2013 or later than June 10, 2013, a timely notice must be received by the Company no later than 70 days prior to the date of the 2013 annual meeting and the 10th day following the day on which a public announcement of the date of the meeting was made. If such a change occurs, we will inform stockholders of such change and the effect of such change within the dates provided above, by including notice under Item 5 of Part II in our earliest possible quarterly report on Form 10-Q, or, if that is impracticable, by other means reasonably calculated to inform our stockholders of such change and the new deadlines.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding”. Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Upon written or oral request, the Company will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call the Company at the following address and telephone number:

Artio Global Investors Inc.
Attn.: Investor Relations
330 Madison Avenue
New York, New York 10017
(212) 297-3600

If you are a registered stockholder and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge Financial Solutions, Inc. at 1-800-542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker. Registered stockholders are those stockholders who maintain shares under their own names. Beneficial stockholders are those stockholders who have their shares deposited with a bank or brokerage firm.

If you are a stockholder that shares an address with other stockholders and you wish to receive only one copy of proxy materials, but receive multiple copies of proxy materials, please contact our Investor Relations department at ir@artioglobal.com.

Please note that if you want to receive a paper proxy card, voter instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that will be sent to you.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to www.proxyvote.com, click on Stockholder Electronic Delivery and follow the enrollment instructions. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save the Company the cost of printing and mailing documents, as well as help preserve our natural resources.

Your vote is important. Please sign, date and return your proxy card by mail, or submit your proxy over the Internet or by telephone promptly.

By Order of the Board of Directors,

Rachel E. Braverman Corporate Secretary

New York, New York
March 19, 2012

ARTIO GLOBAL INVESTORS INC.
330 MADISON AVENUE
NEW YORK, NY 10017

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ART2012**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information available that is printed in the box marked by the arrow and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40759-TBD KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ARTIO GLOBAL INVESTORS INC.

Vote on Directors

The Board of Directors recommends you vote FOR:

1. Election of Director

Nominee:	**For**	**Withhold**
01) Richard Pell	☐	☐

Vote on Proposals

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date